Exhibit 10.23

Execution

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

FIRST AMENDED AND RESTATED

PURCHASE, USE AND MAINTENANCE AGREEMENT

between

BLOOM ENERGY CORPORATION

as Seller

and

2016 ESA PROJECT COMPANY, LLC

as Buyer

dated as of October 24, 2016 and

Amended and Restated as of June 26, 2017

i

ANNEXES

Annex A	Minimum Power Product Example Calculation
Annex B	Insurance
Annex C	Capacity Warranty Claim Example Calculation and Amounts Payable
Annex D	List of PPAs

EXHIBITS

Exhibit A	Specifications for Bloom Systems and Battery Solution
Exhibit B	Form of Bill of Sale
Exhibit C	Seller Deliverables
Exhibit D	Form of Payment Notice
Exhibit E	Form of Purchase Order
Exhibit F	Form of Seller’s Deposit Milestone Certificate
Exhibit G	Form of Tranche Notice
Exhibit H	Form of Seller’s Certificate of Installation
Exhibit I	[Reserved]
Exhibit J	Seller Corporate Safety Plan
Exhibit K	Subcontractor Quality Plan
Exhibit L	[Reserved]
Exhibit M	Parties’ Managers and Service Fees

SCHEDULES

Schedule 3.3	Design and Installations Procedures
Schedule 3.4	Commissioning Procedures
Schedule 4.2	Operations and Maintenance Procedures
Schedule 4.6	Approved Major Service Providers

FIRST AMENDED AND RESTATED

PURCHASE, USE AND MAINTENANCE AGREEMENT

This FIRST AMENDED AND RESTATED PURCHASE, USE AND MAINTENANCE AGREEMENT (this “Agreement”), dated as of October 24, 2016, and amended and restated as of June 26, 2017 (the “Agreement Date”), is entered into by and between BLOOM ENERGY CORPORATION, a Delaware corporation (“Seller”), and 2016 ESA PROJECT COMPANY, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to in this Agreement individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller is in the business of designing, constructing and installing on-site solid oxide fuel cell power generating systems;

WHEREAS, Buyer is a company formed at the direction of Seller for the purpose of purchasing and owning Bloom Systems for the generation of electricity and sale of electricity generated by the Bloom Systems;

WHEREAS, Buyer and its immediate parent company, 2016 ESA HoldCo, LLC, a Delaware limited liability company, are being acquired by Southern PowerSecure Holdings, Inc. contemporaneously herewith pursuant to membership interest purchase agreement among Seller, Clean Technologies 2016, LLC, a Seller Affiliate, and Southern PowerSecure Holdings, Inc., a Buyer Affiliate (the “MIPA”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, Bloom Systems to be installed in certain Facilities in connection with PPAs entered into by Buyer when and as the conditions to such installation are met as provided in this Agreement;

WHEREAS, to induce Buyer to purchase the Bloom Systems, Seller also has agreed to provide certain operations and maintenance services to or on behalf of Buyer subject to the terms and conditions of this Agreement;

WHEREAS, Buyer and Seller previously entered into that certain Purchase, Use and Maintenance Agreement, dated as of October 24, 2016, as amended by (a) that certain Amendment No. 1 to Purchase, Use and Maintenance Agreement, dated as of February 15, 2017, and (b) that certain Amendment No. 2 to Purchase, Use and Maintenance Agreement, dated as of April 28, 2017 (collectively, the “Original PUMA”); and

WHEREAS, Buyer and Seller now wish to amend and restate the Original PUMA in its entirety with this Agreement as of the Agreement Date, as further set forth in Section 14.17.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:

“Actual kWh” means the actual energy output in kWh produced by a Facility and measured by the Facility Meter, and, subject to adjustment for meter defects pursuant to a PPA, where appropriate in the context of this Agreement, aggregated together with the actual energy output of other Facilities.

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, provided that notwithstanding anything in this Agreement to the contrary, Seller is not an Affiliate of Buyer. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact results in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control.

“Agreement” is defined in the preamble.

“Agreement Date” is defined in the preamble.

“AOM” means an auxiliary output module, to be included in certain of the Facilities.

“Appraisal Procedure” means within fifteen (15) days of a Party invoking the procedure described in this definition Buyer and Seller shall engage a Qualified Appraiser, mutually acceptable to them, to conclusively determine within fifteen (15) days after appointment the Fair Market Value of a Facility.

“Approved LDC” means, with respect to each Site, the local natural gas distribution company serving the PPA Customer at such Site. For the avoidance of doubt, natural gas supplied by any Approved LDC shall be deemed to satisfy Seller’s requirements regarding the quality and composition of natural gas supplied to the Bloom Systems sold to Buyer hereunder.

“AT&T PPA” has the meaning set forth in Annex D.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within sixty (60) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its Assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided, that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within sixty (60) days.

“Bankruptcy Laws” is defined in Section 11.3.

“Base Case Model” means the economic model titled “PPA VI Financial Model 10-23-16 BASE CASE MODEL FINAL,” posted to the Electronic Data Room on October 23, 2016.

“Battery Solution” means an integrated battery solution, manufactured and supplied by the Battery Solution Manufacturer as described in the specifications set forth on Exhibit A, to be included in certain of the Facilities.

“Battery Solution Manufacturer” means PowerSecure, Inc., or such replacement manufacturer as the Parties may mutually agree in writing.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit B.

“Bloom Component Defect” means any defect in parts and components supplied by Seller or any of its Affiliates to the Battery Solution Manufacturer that are used to manufacture any Battery Solution that (i) was not caused by the Battery Solution Manufacturer’s misuse, including but not limited to, improper testing, assembly, and mishandling of such parts and components and (ii) results in a failure of such parts and components to perform in accordance with any performance warranty(ies) provided by Seller to the Battery Solution Manufacturer.

“Bloom Systems” means all on-site solid oxide fuel cell power generating systems capable of being powered by natural gas designed, constructed and installed by Seller, which will be installed in the Facilities, and “Bloom System” means each such system.

“BOF” means, for each Site, the Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, the data communications facilities, the foundations for the Bloom Systems and any other facilities and equipment ancillary to the Bloom Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which are necessary to achieve Commencement of Operations at each such Site or which are otherwise required by the applicable PPA or Site License for such Site.

“BOF Work” is defined in Section 3.3(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York, or San Francisco, California, are authorized or required to close.

“Buyer” is defined in the preamble.

“Buyer Default” is defined in Section 12.2.

“Buyer Indemnitee” is defined in Section 13.3(a).

“Buyer Manager” is defined in Section 4.8(b).

“Calendar Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31.

“Capacity Warranty” means the Performance Warranty or the Performance Guaranty, as applicable.

“Claiming Party” is defined in Section 12.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Operations” means, with respect to any Facility, the completion and the performance of all of the following activities:

(a) all Bloom Systems and related materials comprising such Facility required to complete all BOF Work have been Delivered;

(b) such Facility has been installed at the location specified in the applicable Site License and Placed in Service;

(c) (i) such Facility (A) has been attached to the load at the applicable Site, (B) is producing power at one hundred percent (100%) of the aggregate System Capacity of all Bloom Systems included in such Facility, and (C) is operating at or above the Minimum Efficiency Level, and (ii) Seller has provided Buyer with evidence reasonably satisfactory to Buyer of each of the foregoing;

(d) Seller has (i) performed and successfully completed all necessary acts under the applicable Interconnection Agreement (including performance testing), and (ii) obtained permission from the applicable Person granting Buyer permission to interconnect such Facility with the distribution or transmission facilities of the Transmitting Utility;

(e) Seller shall have delivered Seller’s Certificate of Installation to Buyer; and

(f) Seller shall have delivered to Buyer each of the Seller Deliverables indicated on Exhibit C as items for delivery prior to or at Commencement of Operations.

“Commencement of Operations Date Deadline” means June 30, 2018.

“Components” means any tangible materials and spare or replacement parts reasonably required for the construction, installation, commissioning, operation, maintenance and repair of a Facility.

“Confidential Information” is defined in Section 10.1.

“DDP (Incoterms 2010)” means Delivered Duty Paid (DDP) as such term is used in the International Rules for the Interpretation of Trade Terms (identified as “INCOTERMS® 2010”) as prepared by the International Chamber of Commerce.

“Delivery” means for each Bloom System, the physical delivery of such Bloom System to its Site. Following such Delivery, the Bloom System shall have been “Delivered.”

“Delivery Date” means for each Bloom System, the date of Delivery.

“Deposit Milestone Requirements” means, for a Tranche, that:

(a) Buyer has received approval of Site plans and single-line drawings from one or more PPA Customers for Facilities with aggregate System Capacity equal to or greater than the aggregate System Capacity of Facilities included in such Tranche (and all other Tranches for which Seller previously delivered a Seller’s Deposit Milestone Certificate to Buyer);

(b) Seller has received all materials required for the commencement of fabrication of Bloom Systems with aggregate System Capacity equal to or greater than the aggregate System Capacity of Facilities included in such Tranche, and all materials required as of such time to allow for completion of such fabrication in order to achieve Commencement of Operations of such Facilities (and all Facilities included in all other Tranches for which Seller previously delivered a Seller’s Deposit Milestone Certificate to Buyer) within ninety (90) days; and

(c) Seller shall have delivered Seller’s Deposit Milestone Certificate to Buyer, certifying the satisfaction of requirements (a) and (b) hereof.

“Documentation” means Bloom System documentation for a Facility, including testing, engineering, specifications, and operations and maintenance manuals, Training Materials, drawings, reports, standards, schematics, directions, samples and patterns, including any such Documentation required to be delivered prior to Commencement of Operations under Section 3.4(a)(iv).

“Efficiency” means the quotient of E/F, where (i) E = the electricity produced by the applicable Facility, measured in BTUs (British Thermal Units) at an assumed conversion rate of 3,412 BTUs per kWh, and (ii) F = the fuel consumed by such Facility, measured in BTUs on a lower heating value basis as determined by the mass flow controller included in the applicable Facility.

“Efficiency Warranty” is defined in Section 5.3.

“Efficiency Warranty Period” means each calendar month following the Commencement of Operations of a Facility (or, in the case of the calendar month in which Commencement of Operations occurred, the portion of such calendar month commencing on the date such Facility achieved Commencement of Operations), but shall exclude any period when such Facility (i) was subject to a Force Majeure Event, (ii) was not delivering Energy because of a failure to perform by the applicable PPA Customer, except to the extent caused or contributed to by Seller or its employees, agents, subcontractors or representatives, (iii) was required by a Legal Requirement (which for this purpose shall include any utility requirement) to be disconnected from the distribution or transmission facilities of the Transmitting Utility or otherwise required not to deliver Energy as the result of a Legal Requirement or action by or a directive from the applicable Transmitting Utility with respect to such Facility (e.g., due to a grid event), or (iv) was impacted by a failure of the Battery Solution to perform in accordance with any performance warranty(ies) provided by the manufacturer thereof (excluding any such failure of the Battery Solution that is attributable to a Bloom Component Defect), except, in each case, to the extent caused or contributed to by Seller or its employees, agents, subcontractors and representatives.

“Electrical Interconnection Facilities” means the equipment and facilities required to safely and reliably interconnect a Facility to the transmission system of the Transmitting Utility, including the collection system between each Bloom System, transformers and all switching, metering, communications, control and safety equipment, including the facilities described in any applicable Interconnection Agreement.

“Electronic Data Room” means the electronic dataroom known as “Project Bloom PPA” established by the Seller and made available to the Investor.

“Energy” means three-phase, 60-cycle alternating current electric energy constituting the Actual kWh.

“Environmental Law” means any Legal Requirement which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Environmental Requirements” means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment.

“EPC Services” is defined in Section 2.1.

“Equinix” means the PPA Customer pursuant to the Equinix PPA.

“Equinix PPA” has the meaning set forth in Annex D.

“Extended Warranty Period” means, with respect to each Facility, the period commencing on the first (1st) anniversary of the date such Facility achieves Commencement of Operations and ending on the twentieth (20th) anniversary of the date of Commencement of Operations of such Facility unless (a)(i) the applicable PPA has been renewed or extended beyond such twentieth (20th) anniversary and (ii) Buyer and Seller have agreed on an appropriate amendment to this Agreement to provide for an extension of the term of the Extended Warranty Period for the applicable Facility(ies), in which case the Extended Warranty Period shall end on the date on which such PPA expires or terminates.

“Facility” means, collectively, the Bloom Systems and the BOF at a particular Site. For the avoidance of doubt, “Facility” includes, where applicable, any AOM(s), Battery Solution, Low Pressure Gas Booster(s) and/or UPM(s) installed in connection with the Bloom Systems at a particular Site.

“Facility Meter” means the revenue quality electricity generation meter to be located at the metering point (the proposed location of which is to be identified in the applicable Interconnection Agreement) and approved by the Transmitting Utility, which shall register all Energy produced by a Facility and delivered to the Interconnection Point.

“Facility Services” is defined in Section 4.1.

“Facility Purchase Conditions” means for a relevant Facility that the Facility has not been Placed in Service (including specifically because the events described in clauses (2), (3) and (4) of the definition of Placed in Service have not occurred), but that (a) the events described in clause (1) of the definition of Placed in Service have occurred, and (b) all of Seller’s obligations under Section 3.3(a)(ii) have been performed.

“Facility Services Warranty” is defined in Section 5.1.

“Fair Market Value” means, with respect to any Facility, the price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to the Facility or any portion thereof, as determined consistently with Section 4.05 of Revenue Procedure 2007-65.

“FedEx PPA” has the meaning set forth in Annex D.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Final Determination” means the earliest to occur of (1) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted or the time for instituting an appeal has expired or lapsed), (2) the date on which the Internal Revenue Service has reached a final administrative determination which, whether by law or agreement, is not subject to appeal, or (3) the date on which the time for instituting a claim, appeal, contest, or challenge to any notice or action by the Internal Revenue Service has expired or lapsed. Notwithstanding anything to the contrary herein, no party shall be required to pursue any appeal or action if the party has determined in good faith that such an appeal or action would not have a reasonable possibility of success, in which case any decision, decree, order, or administrative determination that is the subject of such opinion shall be deemed to be a Final Determination.

“Force Majeure Event” means any event or circumstance that (a) prevents a Party from performing its obligations under this Agreement; (b) was not reasonably foreseeable by such Party;

(c) was not within the reasonable control of, or the result of the negligence of such Party or a breach of this Agreement by such Party; and (d) such Party is unable to reasonably mitigate, avoid or cause to be avoided with the exercise of due diligence. “Force Majeure Event” may include, provided that the conditions in (a) through (d) in the foregoing sentence are met, inability of Buyer to obtain or maintain market-based rate authority from FERC to operate any Facility (except to the extent such inability results from a Buyer-initiated change in Buyer’s business from that contemplated as of the Original PUMA Agreement Date and/or the assets or operations of any entity considered by FERC to be affiliated with Buyer), a failure or interruption of performance due to an act of God, civil or military authority, war, civil disturbances, terrorist activities, fire, explosions, the external power delivery system (a/k/a the grid) being out of the required specifications or totally failing (a/k/a brownout or blackout), or electric grid curtailment. Notwithstanding the foregoing, Force Majeure Event does not include the lack of economic resources of a Party, Seller’s failure to design and construct the Facilities so as to meet the respective warranties hereunder, or the supply of natural gas from any source other than an Approved LDC or any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier that results in a termination of the Equinix PPA based on a breach of Section 7.1(h)(i) of the Equinix PPA. If an event or circumstance gives rise to a Force Majeure Event as defined herein under this Agreement, but such event or circumstance does not also constitute a ‘Force Majeure Event’ as defined under the applicable PPA or Site License (depending on which Facilities are affected), then for the purposes of any rights and obligations of the parties under this Agreement that relate to corresponding rights or obligations under such PPA or Site License such event or circumstance will not constitute a Force Majeure Event under this Agreement.

“Fundamental Representation” means the representations provided in Section 8.1(b), Section 8.1(h), Section 8.1(k) and Section 8.1(o).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Approvals” means (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs, rates, certifications, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any required notice to, any declaration of, or with, or any registration or filing by, or with, any relevant Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.

“Hazardous Material” means and includes those elements or compounds which are contained or regulated as a hazardous substance, toxic pollutant, pesticide, air pollutant, or as defined in any Environmental Law, order or decree of any Governmental Authority for the protection of human health, water, safety or the environment or is otherwise included in the definition of “Hazardous Materials,” “Hazardous Substance” or a similar term in a PPA or a Site License.

“Home Depot PPA” has the meaning set forth in Annex D.

“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage (including any losses arising as a result of the loss or recapture of any ITC), obligation, payment, fine, cost or expense (including the cost and expense of any investigation, action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Indemnified Party” is defined in Section 13.4.

“Indemnifying Party” is defined in Section 13.4.

“Intellectual Property” shall mean any or all of the following and all rights therein, whether arising under the laws of the United States or any other jurisdiction (i) all patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not); (ii) all trade secrets, know-how and confidential and proprietary information; (iii) all copyrights and copyrightable works (including computer programs) and registrations and applications therefor and any renewals, modifications and extensions thereof; (iv) all moral and economic rights of authors and inventors, however denominated, throughout the world; (v) unregistered and registered design rights and any registrations and applications for registration thereof; (vi) trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, corporate names, trade styles, domain names and other source or business identifiers, whether registered or not, together with all applications therefor and all extensions and renewals thereof and all goodwill associated therewith; (vii) semiconductor chip “mask” works, and registrations and applications for registration thereof, (viii) database rights; (ix) all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interconnection Agreement” means an agreement between the PPA Customer (or Buyer (as required)) and the applicable Transmitting Utility regarding interconnection of a Facility to the transmission or distribution system of such Transmitting Utility.

“Interconnection Point” means, with respect to each Facility, the point at which title and risk of loss with respect to the electricity produced by such Facility passes to the applicable PPA Customer.

“Investor” means Southern PowerSecure Holdings, Inc.

“Invoice Due Date” means the date specified on a Payment Notice duly delivered by Seller to Buyer for the Milestones achieved by certain Tranches and/or Facilities in a given calendar month.

“IP License” is defined in Section 11.1.

“IRS” means the Internal Revenue Service.

“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).

“Knowledge” means (a) as to any Person other than a natural person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person and its managers, directors officers and employees who have responsibility for the transactions contemplated by this Agreement, and (b) in respect of any Person who is a natural Person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person.

“kW” means kilowatt.

“kWh” means kilowatt-hour.

“Legal Requirement” means any law, statute, act, decree, ordinance, rule, directive (to the extent having the force of law), tariff, order, treaty, code or regulation or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, NERC, any Person that NERC has delegated its authority to under the Federal Power Act or any Person that operates an interstate electric transmission system, including all amendments, modifications, extensions, replacements or re-enactments thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Liens” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“Low-Pressure Gas Booster” means a component designed to increase the pressure of natural gas supplied to a Facility by the applicable local natural gas distribution company serving an applicable PPA Customer at the applicable Site to the level required for the ordinary operation of such Facility.

“LREC Contract” means that certain Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Credits from Low or Zero Emission Projects, dated as of July 28, 2016, by and between the Buyer and the Connecticut Light and Power Company dba Eversource Energy.

“Maintenance Specification Log” is defined in Section 6.1(a)(ii).

“Major Service Provider” is defined in Section 4.6.

“Managers” means Operations Manager and Buyer Manager.

“Manufacturer’s Warranty Period” means, for each Facility, the period beginning on the date the applicable Facility achieves the requirements of subsections (a), (c) and (d) of the definition of “Commencement of Operations” and ending on the first (1st) anniversary of the date of Commencement of Operations of such Facility.

“Material Adverse Effect” means, for any Person or Facility, as applicable, any change, effect or occurrence that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, earnings, assets, results of operations, property or condition (financial or otherwise) of such Person or Facility, as applicable, (b) the validity or enforceability of any Transaction Document, any applicable PPA, any applicable Site License or the transactions contemplated by this Agreement, or (c) any Person’s (including any PPA Customer’s) ability to perform its obligations under any Transaction Document, any applicable PPA, any applicable Site License (including any material adverse effect on any customer that has, or could reasonably be expected to have, a material adverse impact on such customer’s ability to fully perform under any applicable PPA).

“Maximum Aggregate Portfolio Purchase Price” means Four Hundred Fifty Million Dollars ($450,000,000).

“Maximum Liability” means, with respect to each Party, One Million Dollars ($1,000,000).

“Milestone(s)” means each of (i) the Deposit Milestone Requirements, (ii) Shipment, and (iii) Commencement of Operations.

“Minimum Efficiency Level” means an Efficiency quotient of 45%.

“Minimum kWh” means the product of (x) the number of hours in the applicable period minus the number of hours for each Facility, as of the last day of the applicable period following Commencement of Operations with respect to the applicable Facility when the operation of such Facility (i) was subject to a Force Majeure Event, (ii) was not delivering Energy, or was delivering Energy at a reduced level, because of a failure to perform by the applicable PPA Customer, except to the extent caused or contributed to by Seller or its employees, agents, subcontractors or representatives, (iii) was required by a Legal Requirement (which for this purpose shall include any utility requirement) to be disconnected from the distribution or transmission facilities of the Transmitting Utility or otherwise required not to deliver Energy as the result of a Legal Requirement or action by or a directive from the applicable Transmitting Utility with respect to the applicable Facility (e.g., due to a grid event), or (iv) was impacted by a failure of the Battery Solution to perform in accordance with any performance warranty(ies) (excluding any such failure of the Battery Solution that is attributable to a Bloom Component Defect), except, in each case, to the extent caused or contributed to by Seller or its employees, agents, subcontractors and representatives, and (y) the Minimum Power Product for the applicable period.

“Minimum Power Product” means (1) when this term is used for the Performance Warranty, the aggregate System Capacity of the Bloom Systems in the Portfolio in kW for the applicable Calendar Quarter multiplied by eighty-six percent (86%), and (2) when this term is used for the Performance Guaranty, the aggregate System Capacity of the Bloom Systems in the Portfolio in kW for the applicable calendar year multiplied by 95%. An example of a calculation of the Minimum Power Product is set forth in Annex A.

“MIPA” is defined in the recitals.

“Monthly Report” is defined in Section 6.1(a)(iv).

“MW” means megawatt.

“Nameplate Capacity” means the maximum electrical output of a generator as rated by the manufacturer determined at the normal operating conditions designated by the manufacturer.

“NERC” means the North American Electric Reliability Corporation or any successor.

“Operations Manager” is defined in Section 4.8(a).

“Original PUMA” is defined in the recitals.

“Original PUMA Agreement Date” means October 24, 2016.

“Party” and “Parties” have the meanings set forth in the preamble.

“Payment Certificate” means Seller’s Deposit Milestone Certificate or Seller’s Certificate of Installation, as applicable.

“Payment Notice” means a notice delivered from Seller to Buyer pursuant to Section 2.4(c) in the form attached hereto as Exhibit D.

“Performance Guaranty” is defined in Section 5.2.

“Performance Guaranty Payment Cap” means the product of (x) Seven Hundred Twenty- Seven Dollars and Seventy-One Cents ($727.71) multiplied by (y) the System Capacity of all Bloom Systems in kW Purchased under this Agreement prior to the applicable date.

“Performance Guaranty Payment Rate” means $[***] per kWh.

“Performance Standards” is defined in Section 3.9.

“Performance Warranty” is defined in Section 5.4(a).

“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements or this Agreement to have been obtained at such time in light of the stage of development of the Portfolio to site, construct, test, operate, maintain, repair, lease, own or use each Facility as contemplated in this Agreement to sell electricity from the Portfolio or for a Party to enter into this Agreement or to consummate any transaction contemplated hereby, in each case in accordance with all applicable Legal Requirements.

“Permitted Liens” means any (a) Liens that are released or otherwise terminated at or prior to the Delivery Date of the encumbered assets; (b) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and Permits held by Buyer and under all Legal Requirements); (c) obligations or duties under easements, leases or other property rights; and (d) any other Liens agreed to in writing by Seller and Buyer.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

[***] Confidential Treatment Requested	12

“Placed in Service” means, with respect to any Facility, the completion and performance of all of the following activities: (1) obtaining the necessary licenses and Permits for the operation of such Facility and the sale of power generated by the Facility in accordance with clause (4) of this definition, (2) satisfactory completion of critical tests necessary for the proper operation of such Facility in accordance with clause (4) of this definition, (3) synchronization of such Facility onto the electric distribution and transmission system of the applicable Transmitting Utility, and (4) the commencement of regular, continuous, daily operation of such Facility.

“Placed in Service Date” means, with respect to a Facility, the date upon which such Facility is Placed in Service.

“Portfolio” means, on an aggregate basis, all Bloom Systems owned by Buyer that are purchased pursuant to this Agreement and that have been incorporated into Facilities which have been Placed in Service and which have not thereafter been removed from the Portfolio and/or repurchased by Seller pursuant to the terms of this Agreement.

“Portfolio Warranty” is defined in Section 5.5(a).

“PPA” means each power purchase, energy server use, or similar agreement entered into between Buyer and a PPA Customer listed on Annex D hereto, as the same may be updated from time to time by the mutual agreement of the Parties.

“PPA Customer” means each non-Buyer counter-party to a PPA.

“PPA Documentation” means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (i) amounts payable by Buyer to any Person and (ii) amounts received or receivable by Buyer from any Person.

“PPA Warranties” is defined in Section 5.8(a).

“PPA Warranty Reimbursement Payment” is defined in Section 5.8(a).

“Project Model” means the economic model to be delivered from Seller to Buyer from time to time pursuant to Section 2.8.

“Prudent Electrical Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied fuel cell electrical generation industry operating in the United States and/or approved or recommended by the NERC as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of electrical generating facilities, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC and all applicable Legal Requirements.

“Purchase” is defined in Section 2.5.

“Purchase Date” is defined in Section 2.5.

“Purchase Order” means Buyer’s purchase order for a Facility or Facilities to be purchased by Buyer in substantially the form of Exhibit E.

“Purchase Price” means a price for the design, installation and purchase of each Facility or Tranche, based on the aggregate System Capacity of the Bloom Systems comprising such Facility or Tranche, determined pursuant to Section 2.8. The Purchase Price for the period between the Original PUMA Agreement Date and the first adjustment thereto pursuant to Section 2.8 shall be calculated at:

1) $[***]/kW as installed, if such Facility will be eligible for the ITC as of the Placed in Service Date of such Facility (“ITC Eligible Purchase Price”); or

2) $[***]/kW as installed, if such Facility will not be eligible for the ITC as of the Placed in Service Date of such Facility (“No ITC Purchase Price”).

In each case plus any Taxes for the account of Buyer under Section 2.3(c) in respect of such Facility; provided, however, that Taxes shall not be included in the calculation of the Purchase Price for invoices issued pursuant to Section 2.3(a)(i) or

Section 2.3(a)(iii).

“Purchase Price Adder(s)” means an addition to the Purchase Price for certain Facilities based on the additional equipment included in such Facilities, calculated as follows:

1) For Facilities including AOM(s), $[***] for each AOM;

2) For Facilities including a Battery Solution pursuant to the Home Depot PPA, $[***]/kWh based on the rated capacity of such Battery Solution;

3) For Facilities including a Battery Solution pursuant to any PPA other than the Home Depot PPA, a price to be negotiated in good faith between the Parties based on the rated capacity of such Battery Solution;

4) For Facilities including a Low-Pressure Gas Booster, $[***]/kW of the aggregate System Capacity of the Bloom Systems comprising such Facility; and

5) For Facilities including UPM(s), $[***] for each UPM.

“Qualified Appraiser” means a nationally recognized third-party appraiser reasonably acceptable to Buyer and Seller which shall (i) be qualified to appraise power systems similar to the Bloom Systems, and experienced in such businesses in the general geographic region of the relevant Facility, and (ii) not be associated with either Buyer or Seller or any Affiliate thereof. If the Parties cannot agree on a third-party appraiser within fifteen (15) days of a Party invoking the Appraisal Procedure, then Marshall & Stevens Incorporated shall act as the Qualified Appraiser.

“Refund Value” means, with respect to any Facility (including Underperforming Facilities), the greater of (a) the Fair Market Value of such Facility (as determined under the Appraisal Procedure if Buyer and Seller cannot agree as to that Fair Market Value within ten (10)

[***] Confidential Treatment Requested	14

days)), and (b) 100% of the Purchase Price for such Facility until the first anniversary of Commencement of Operations of the applicable Facility, declining by 5.263% (i.e. 1/19th) on each anniversary of such date thereafter (for example, on the fifth anniversary of Commencement of Operations, the Refund Value will be 78.95% of the Purchase Price), in each case as calculated as of the date that Seller becomes obligated to refund such amount to Buyer. For clarity, the Refund Value includes one hundred percent (100%) of the Taxes, if any, which were paid by or on behalf of Buyer pursuant to Section 2.3(c) for such Facility or one hundred percent (100%) of any Taxes, if any, which are required to be paid by or on behalf of Seller in connection with the return of such Facility.

“Representatives” of a Party means such Party’s authorized representatives, including its professional and financial advisors.

“SCADA” means the supervisory control and data acquisition systems.

“Seller” is defined in the preamble.

“Seller Default” is defined in Section 12.1.

“Seller Deliverables” means, with respect to each Facility, the items listed in Exhibit C.

“Seller Indemnitee” is defined in Section 13.2.

“Seller’s Certificate of Installation” means a certificate, in the form attached hereto as Exhibit H, issued by Seller to Buyer pursuant to paragraph (e) of the definition of Commencement of Operations.

“Seller’s Deposit Milestone Certificate” means a certificate, in the form attached hereto as Exhibit F, issued by Seller to Buyer pursuant to paragraph (c) of the definition of Deposit Milestone Requirements.

“Seller’s Intellectual Property” is defined in Section 11.1.

“Service Fees” is defined in Section 4.3(a).

“Service Provider” means an operation and maintenance contractor appointed by Seller and approved by Buyer pursuant to Section 4.6.

“Service Technicians” is defined in Section 4.2(d).

“Shipment” means for each Bloom System, shipment of such Bloom System from Seller’s manufacturing facility to the Site.

“Shipment Date” means for each Bloom System, the date of Shipment.

“Site” means the parcel of land licensed from a PPA Customer to Buyer under a Site License and all easements appurtenant, easements in gross, license agreements and other rights running in favor of Buyer which provide access to the applicable Facility.

“Site License” means each agreement between Buyer and a PPA Customer regarding the license or similar contractual arrangement providing Buyer with the right of access to a Site for the purposes of performing Buyer’s obligations pursuant to the applicable PPA.

“Site Preparation Services” means preparing each Site for installation of a Facility, obtaining the required Permits to construct, operate and maintain the Facility, and providing for natural gas interconnection facilities, the Electrical Interconnection Facilities and any other ancillary facilities and equipment between the Bloom Systems and the applicable Transmitting Utility and otherwise performing the tasks required to prepare each Site for the Facility at the Site to attain Commencement of Operations.

“Software” shall mean all computer software that is necessary for Buyer to own and operate the Facilities in compliance with the terms of this Agreement, the PPAs, and the Site Licenses.

“Software License” is defined in Section 11.2(a).

“Southern Company” means The Southern Company (NYSE: SO).

“Specifications” means the specifications for the Battery Solution and the Bloom Systems, as applicable, as set forth in Exhibit A.

“System Capacity” means, with respect to a Bloom System, the “System Capacity” set forth on the applicable specification sheet provided by the manufacturer of such Bloom System. The aggregate System Capacity of the Bloom Systems comprising each Facility shall be reflected in the Bill of Sale delivered by Seller to Buyer with respect to such Facility.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(ii) any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Term” means the period which (a) shall commence on the Original PUMA Agreement Date and (b) shall, unless terminated earlier under ARTICLE XII of this Agreement or unless extended by mutual agreement of the Parties, terminate on the date that is the last day of the Warranty Period for the last Facility subject to the Warranty Period.

“Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, or (b) an Affiliate of a Party to this Agreement.

“Third Party Warranty” is defined in Section 3.7.

“Training Materials” is defined in Section 4.7.

“Tranche” means an amount of Facilities, measured on the basis of the aggregate System Capacity of the Bloom Systems comprising such Facilities (in kW), for which Seller is invoicing Buyer pursuant to Section 2.3(a)(i).

“Tranche Notice” is defined in Section 2.2.

“Transaction Documents” means this Agreement and the Payment Certificates.

“Transmitting Utility” means, with respect to a Facility, the local electric utility company in whose territory the Facility is located.

“Underperforming Facility” means any Facility that fails to deliver, in any Calendar Quarter during which the Portfolio fails to satisfy the Performance Warranty, a number of kWh greater than or equal to the product of (x) such Facility’s aggregate System Capacity multiplied by eighty-six percent (86%), and (y) the number of hours in such quarter minus the number of hours as of the last day of such quarter when such Facility (i) was subject to a Force Majeure Event, (ii) was not delivering Energy because of a failure to perform by the applicable PPA Customer, except to the extent caused or contributed to by Seller or its employees, agents, subcontractors or representatives, (iii) was required by a Legal Requirement (which for this purpose shall include any utility requirement) to be disconnected from the distribution or transmission facilities of the Transmitting Utility or otherwise required not to deliver Energy as the result of a Legal Requirement or action by or a directive from the applicable Transmitting Utility with respect to the applicable Facility (e.g., due to a grid event), or (iv) was impacted by a failure of the Battery Solution to perform in accordance with any performance warranty(ies) (excluding any such failure of the Battery Solution that is attributable to a Bloom Component Defect) provided by the manufacturer thereof, except to the extent caused or contributed to by Seller or its employees, agents, subcontractors and representatives.

“UPM” means an uninterruptible power module, to be included in certain of the Facilities.

“Warranty Period” means, for each Facility, the Manufacturer’s Warranty Period, as extended or renewed by Buyer pursuant to Section 4.1(b), in which case the Warranty Period shall mean the specified end date of the Warranty Period as so extended or renewed, unless the applicable PPA expires or terminates prior to such date, in which case the Warranty Period shall end on the date on which such PPA expires or terminates. For the avoidance of doubt, the Warranty Period shall in all events end, with respect to each Facility, at the expiration of the Extended Warranty Period.

“Warranty Specifications” means the Performance Warranty, the Performance Guaranty and the Efficiency Warranty.

Section 1.2 Other Definitional Provisions.

(a) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

(b) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” will mean “including without limitation”.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(d) Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(e) Any references to a Person are also to its permitted successors and assigns.

(f) References to any statute, code or statutory provision are to be construed as a reference to the same as it exists as of the Original PUMA Agreement Date, Purchase Date or date a Party performed or was required to perform an obligation hereunder (as applicable), and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires; provided, however, that, subject to Section 2.8, the determination of whether a Facility is ITC eligible shall be as of the Placed in Service Date.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Appointment of Seller as Buyer’s EPC Provider. Subject to Section 14.13, Buyer hereby appoints Seller to act as Buyer’s provider of all design, engineering, procurement and construction services necessary in connection with the installation, connection, testing, start- up, delivery and commissioning operation of the Facilities to be installed pursuant to each PPA and related Site License, and Seller hereby accepts such appointment and agrees to provide all such services, labor, materials, supplies, equipment, and tests for design, engineering, and construction services provided by Seller, to or on Buyer’s behalf and on the terms and conditions set forth in this Agreement, each PPA and related Site License (collectively, “EPC Services”). For clarity, Seller’s entire consideration for performing all such required services with respect to a Facility through Commencement of Operations for such Facility shall be the Purchase Price for such Facility, and Seller shall bear the financial risk regarding any cost overruns, claims from subcontractors or other liabilities. Following Commencement of Operations with respect to a Facility, Seller shall be entitled to Services Fees in respect of Facility Services rendered with respect to such Facility as described in Section 4.3.

Section 2.2 Purchase Orders. In connection with the Original PUMA Agreement Date and thereafter not later than ten (10) Business Days prior the first date of each Calendar Quarter, Seller will provide to Buyer a tranche notice substantially in the form hereto attached as Exhibit G (each, a “Tranche Notice”), which shall contain the aggregate System Capacity of the Facilities which are to be installed in connection with the applicable PPAs set forth in Annex D hereof that Seller expects will be included in a Tranche and that Seller reasonably expects will satisfy the applicable Deposit Milestones in such Calendar Quarter. So long as no Seller Default has occurred and is continuing hereunder, Buyer will, within five (5) Business Days of such notice, submit to Seller a Purchase Order for such Facilities. So long as no Buyer Default has occurred and is continuing hereunder, Seller shall promptly accept each such Purchase Order by countersigning and returning it to Buyer; provided that the failure of Seller to countersign or return to Buyer a Purchase Order shall not invalidate such Purchase Order and Seller shall be obligated to deliver the Bloom Systems comprising such Facility under such Purchase Order as contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that, unless mutually agreed in writing by the Parties, in no event shall the aggregate Purchase Price (inclusive of any Purchase Price Adder(s)) for the Portfolio exceed the Maximum Aggregate Portfolio Purchase Price. Accordingly, in furtherance and not in limitation of the foregoing, Seller shall not issue a Tranche Notice for, and Buyer shall have no obligation to issue a Purchase Order or otherwise pay any portion of the Purchase Price in connection with, any Facility or Facilities which, upon Commencement of Operations with respect to such Facility or Facilities, would result (or be reasonably likely to result) in the aggregate Purchase Price (inclusive of any Purchase Price Adder(s)) for the Portfolio exceeding the Maximum Aggregate Portfolio Purchase Price, unless mutually agreed in writing by the Parties.

Section 2.3 Invoicing of Purchase Price.

(a) Seller shall invoice Buyer hereunder as follows:

(i) on the date that Seller has satisfied the Deposit Milestone Requirements for a Tranche, [***] per kW ($[***]/kW), calculated on the basis of the System Capacity of the Bloom Systems comprising the Facilities included in such Tranche (and, for clarity, Seller shall not invoice any amount in respect of any Purchase Price Adder(s) applicable to such Facilities;

(ii) on the Shipment Date for the last Bloom System(s) in each Facility,

(1) In the event that such Facility was previously included in a

Tranche for which Buyer has made payment, [***] per kW ($[***]/kW) for such Facility calculated based on the System Capacity of the Bloom Systems comprising such Facility plus 100% of the Purchase Price Adder(s) applicable to such Facility, if any; and

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(2) In the event that such Facility was not previously included in a Tranche for which Buyer has made payment, [***] per kW ($[***]/kW) for such Facility calculated based on the System Capacity of the Bloom Systems comprising such Facility plus one hundred percent (100%) of the Purchase Price Adder(s) applicable to such Facility, if any; and

(iii) upon Commencement of Operations for each Facility, the remainder of the Purchase Price, if any, not previously paid (calculated, and adjusted from time to time, in accordance with this Agreement), for such Facility, plus one hundred percent (100%) of the Taxes to be paid by Buyer pursuant to Section 2.3(c) for such Facility.

(b) Each invoice issued pursuant to Section 2.3(a)(ii) and Section 2.3(a)(iii) shall include the following information for each applicable Facility:

(i) Buyer’s Purchase Order number;

(ii) the Tranche (indicated by the invoice date) in which such Facility is deemed to be included;

(iii) the Site on which such Facility is installed or will be installed;

(iv) the serial number and System Capacity of each Bloom System comprising such Facility, and purchase order number;

(v) whether or not any AOM(s), Battery Solution, Low-Pressure Gas Booster(s) and/or UPM(s) are to be installed in connection with such Facility;

(vi) the Purchase Price, including details of (x) all amounts previously paid towards or credited against the Purchase Price, and (y) all amounts remaining due and payable on the Purchase Price;

(vii) the Shipment Date or expected Shipment Date, as applicable;

(viii) the Purchase Date or expected Purchase Date, as applicable; and

(ix) such other information as Buyer may reasonably request.

(c) Buyer shall pay all state and local sales, use or other transfer Taxes required to be paid by Buyer and attributable to the transfer of the Facility to Buyer, except that Seller shall be responsible for and pay any Taxes arising as a result of any components of such

Facility or any Facility being acquired from a source outside of the United States.

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Section 2.4 Payment of Purchase Price.

(a) Buyer shall pay all outstanding Purchase Price invoices on a monthly basis in accordance with the terms of this Section 2.4.

(b) Not less than ten (10) Business Days prior to the Invoice Due Date for all invoices to be paid by Buyer for the applicable calendar month, Seller shall deliver to Buyer:

(i) A draft Payment Notice, setting forth the anticipated aggregate Purchase Price for all Tranches and/or Facilities to be paid in such month; and

(ii) Supporting documentation (i.e., Seller’s Deposit Milestone Certificates, bills of lading and Seller’s Certificates of Installation) evidencing the achievement of all applicable Milestones achieved by the applicable Tranches and/or Facilities prior to the date of such draft Payment Notice.

(c) Not less than three (3) Business Days prior to the applicable Invoice Due Date for all invoices to be paid by Buyer for such calendar month, Seller shall deliver to Buyer:

(i) an executed Payment Notice, setting forth the actual aggregate Purchase Price for all Tranches and/or Facilities to be paid by Buyer in such month, which amount shall in no event exceed the amount notified by Seller to Buyer in the applicable draft Payment Notice except to the extent of any adjustment to such amount resulting from Section 2.8;

(ii) Supporting documentation (i.e., Seller’s Deposit Milestone Certificates, bills of lading and Seller’s Certificates of Installation) evidencing the achievement of all applicable Milestones achieved as of such date for all Milestones achieved by the applicable Tranches and/or Facilities between the date on which the draft Payment Notice was delivered and the date on which the executed Payment Notice was delivered.

(d) Buyer shall, on the applicable Invoice Due Date indicated in the executed Payment Notice delivered by Seller pursuant to Section 2.4(c), make Purchase Price payments for each Tranche and/or Facility included in such Payment Notice for which Seller has delivered all applicable documentation evidencing the satisfaction of the applicable Milestone(s).

(e) If Buyer defaults in any payment when due for any Facility (other than with respect to amounts being disputed in good faith), Seller may, on not less than five (5) Business Days prior notice to Buyer, at its option and without prejudice to its other remedies, (i) suspend performance of its obligations hereunder for such Facility, or defer delivery of such Facility to Buyer and (ii) require that (until all such outstanding payment defaults have been cured) the payment of the portion of the Purchase Price for future Facilities required under Section 2.3(a)(ii) and Section 2.3(a)(iii) above be made immediately prior to the Shipment of the applicable Bloom Systems, but Seller shall not be able to otherwise suspend performance of its obligations hereunder for other Facilities for which no such default exists.

(f) Seller shall promptly pay all subcontractors working on the Facilities delivered and installed under this Agreement (including, for clarification, subcontractors working off-Site), and shall, at the time of each payment made to any such subcontractor, obtain a partial or final lien waiver, as applicable, in a form approved by Buyer, and promptly provide Buyer with a copy of each such lien waiver. Seller shall discharge any Liens by such subcontractors within thirty (30) days of receiving notice thereof. Seller shall release all Liens in favor of Seller on each Facility upon final payment of the Purchase Price for such Facility. Upon the failure of Seller to discharge a Lien required to be discharged under this Section 2.3, or else promptly to provide a bond in an amount and from a surety acceptable to Buyer to protect against such Lien, in each case, within thirty (30) days after Seller is aware of the existence thereof, Buyer may, but shall not be obligated to, pay, discharge or obtain a bond or security for such Lien and, upon such payment, discharge or posting of security therefor, shall be entitled immediately to recover from Seller the amount thereof, together with all reasonable and necessary expenses actually incurred by Buyer in connection with such payment or discharge, or to set off all such amounts against any amounts owed by Buyer to Seller hereunder. After receipt of the portions of the Purchase Price for each Facility as provided in Section 2.3(a)(i) and Section 2.3(a)(ii), Seller will issue a statement of the balance of the Purchase Price for such Facility, being the amount which, once paid to Seller, will cause Seller to release its lien on the Facility. Seller hereby agrees that third parties may rely on each such statement.

(g) Notwithstanding the foregoing in this Section 2.3 or any other provision of this Agreement to the contrary, if Buyer (a) admits in writing its inability to pay its debts generally as they become due; (b) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (c) makes an assignment for the benefit of creditors; (d) consents to the appointment of a receiver of the whole or any substantial part of its assets; (e) has a petition in bankruptcy filed against it, and such petition is not dismissed within ninety (90) days after the filing thereof; or if (f) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Buyer’s assets, and such order, judgment or decree is not vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or (g) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Buyer’s assets and such custody or control is not terminated or stayed within ninety (90) days from the date of assumption of such custody or control, then Seller shall have no obligation to deliver any Facility hereunder, or if Shipment for the Bloom Systems comprising a Facility has already occurred, Seller shall have the right to require immediate payment of any amount due under Section 2.3(a)(ii) and the right to require that the final payment of the Purchase Price for such Facility be made promptly (but no earlier than Commencement of Operations of such Facility).

(h) With respect to any payment due from one party to the other pursuant to this Agreement, unless being contested in good faith, interest shall accrue daily at the lesser of a monthly rate of one and five-tenths percent (1.5%) or the highest rate permissible by law on the unpaid balance.

Section 2.5 Purchase and Sale of Facilities. Upon the “Purchase Date” for a Facility, which date shall be the date on which Delivery of all Bloom Systems comprising such Facility occurs and the Facility Purchase Conditions for the Facility are and remain true and correct, (i) Seller shall have sold, assigned, conveyed, transferred and delivered to Buyer, and Buyer shall have purchased, assumed and acquired from Seller, all of Seller’s right, title and interest in and to such Facility, (ii) except as set forth in Section 3.3(b), the sale of such Facility shall occur, and (iii) Seller shall provide Buyer with (a) a Bill of Sale evidencing the same, and (b) lien waivers from each subcontractor performing BOF Work at the applicable Site, stating that such subcontractor has been paid all amounts owed to it as of the date of the lien waiver (the foregoing being “Purchase”).

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Section 2.6 PPA Termination and Re-Purchase of Facilities.

(a) If a PPA is terminated with respect to one or more Facilities prior to the date such Facilities have achieved Commencement of Operations, then (i) Seller shall repurchase the Facilities from Buyer on an AS IS basis by refunding to Buyer all payments of the Purchase Price paid as of such date, (ii) title to such Facilities, if held by Buyer, shall pass back to Seller upon payment of such refund amount and Buyer’s delivery of a Bill of Sale to Seller evidencing such transfer of title, and (iii) the applicable Bloom Systems shall no longer constitute a portion of the Portfolio. If a Facility is repurchased by Seller pursuant to this Section 2.4(a) and any portion of such Facility is located at the Site, Seller shall at its sole cost and expense remove the applicable Bloom Systems and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations, in the manner required by all Legal Requirements and the applicable PPA or Site License.

(b) Subject to Section 12.7(c), in the event that (i) a PPA Customer terminates a PPA with respect to a Facility prior to its expiration and (ii) the applicable PPA Customer pays Buyer the termination value due under the applicable PPA, then Buyer shall reimburse Seller for any costs or expenses incurred in connection with the removal of such Facility.

Section 2.7 Purchase Price Adjustment for Changes in ITC Eligibility.

(a) In the event that (i) any Facility(ies) is purchased by Buyer for the No-ITC Purchase Price, and (ii) following the date of Buyer’s payment of the final portion of such No-ITC Purchase Price to Seller, such Facility(ies) become retroactively-eligible for the ITC, Seller shall, in addition to the updates to the Base Case Model contemplated by Section 2.8(a), reflect such Facility’s ITC eligibility in the next Project Model delivered to Buyer pursuant to Section 2.8(a).

(b) In the event that (i) any Facility(ies) is purchased by Buyer for the ITC Eligible Purchase Price, and (ii) following the date of Buyer’s payment of the final portion of such ITC Eligible Purchase Price to Seller, such Facility is the subject of a Final Determination that the Facility is not eligible for the ITC as a result of any failure of Seller to perform or cause to be performed any material obligation required to be performed by Seller under this Agreement or the failure of any representation and warranty set forth herein to be true and correct as and when made, Seller shall, in addition to the updates to the Base Case Model contemplated by Section 2.8(a), reflect such Facility’s ITC ineligibility in the next Project Model delivered to Buyer pursuant to Section 2.8(a).

Section 2.8 Purchase Price Adjustment for Portfolio Price Changes.

(a) Not less than ten (10) Business Days prior to the end of each Calendar Quarter, Seller shall deliver to Buyer a revised Project Model, reflecting the Base Case Model updated solely to reflect (i) with respect to each Facility that has achieved Commencement of Operations, (A) the dates on which Buyer paid each portion of the Purchase Price for such Facility and the amount of such payments, and (B) the date on which such Facility achieved Commencement of Operations, (ii) with respect to each Facility that Seller reasonably expects to achieve Commencement of Operations following the delivery of such revised Project Model, (A) the dates on which Buyer has paid, or is expected to pay, each portion of the Purchase Price for such Facility and the amount of such payments, and (B) the date on which Seller reasonably expects such Facility to achieve Commencement of Operations, (iii) the inclusion or deletion, as applicable, of any Facilities that have been added or deleted from the PPAs during such Calendar Quarter, and (iv) any updates required by Section 2.7.

(b) Notwithstanding anything to the contrary set forth in Section 2.8(a),

(i) For all Facilities that achieve Commencement of Operations beginning on the Agreement Date and until the aggregate System Capacity of the Bloom Systems in the Portfolio equals 50 MW, in the event that the calculation performed pursuant to Section 2.8(a) would result in the Purchase Price for a Facility in excess of [***] dollars per kW ($[***]/kW) for such Facility calculated based on the System Capacity of the Bloom Systems comprising such Facility, the Purchase Price for such Facility shall instead be [***] dollars per kW ($[***]/kW); and

(ii) From and after such time as the aggregate System Capacity of the Bloom Systems in the Portfolio equals or exceeds 50 MW in the event that the calculation performed pursuant to Section 2.8(a) would, if applied to all Facilities that are reasonably expected to achieve Commencement of Operations after such time (each, a “Post 50MW Facility”), result (or be reasonably likely to result) in the aggregate Purchase Price (inclusive of any Purchase Price Adder(s)) for the Portfolio exceeding the Maximum Aggregate Portfolio Purchase Price, the Purchase Price for each such Post 50MW Facility shall instead be that amount that would result in the aggregate Purchase Price (inclusive of any Purchase Price Adder(s)) for the Portfolio equaling the Maximum Aggregate Portfolio Purchase Price.

(iii) For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Section 2.8, in no event shall any adjustment to the Purchase Price result (or be reasonably likely to result) in the aggregate Purchase Price (inclusive of any Purchase Price Adder(s)) for the Portfolio exceeding the Maximum Aggregate Portfolio Purchase Price, unless mutually agreed in writing by the Parties.

(c) The Parties will mutually agree on an adjusted Purchase Price for the Facilities within five (5) Business Days of Buyer’s receipt of the revised Project Model under Section 2.8(a), which, subject to any modifications under Section 2.8(b), shall be used as (i) the final Purchase Price for all Tranches and Facilities invoiced and paid in the current Calendar Quarter, and (ii) the Purchase Price for purposes of all invoices delivered in the following Calendar Quarter (until the date of the next adjustment made pursuant to this Section 2.8). Within five (5) Business Days of the Parties’ agreement on such adjusted Purchase Price, Buyer shall amend and reissue each invoice previously delivered by Seller to Buyer for the current Calendar Quarter to reflect the Purchase Price determined pursuant to this Section 2.8(c). For the avoidance of doubt, no adjustments shall be made hereunder with respect to any payments from Buyer to Seller made in any Calendar Quarter prior to the current Calendar Quarter. Without in any way limiting the provisions of Section 9.1(g), Seller makes no representation, warranty or guaranty regarding Buyer’s expected rate of return as a result of the purchase of the Facilities hereunder.

[***] Confidential Treatment Requested	24

(d) Following the reissuance of invoices as described in Section 2.8(c), if Buyer has made any over- or under-payments in respect of such invoices, Seller shall apply such over- payments as a credit against, or addition to, the amount owed by Buyer with respect to the invoices to be paid on the final Invoice Due Date of the current Calendar Quarter; provided, however, that if such adjustment results in Buyer owing no payments to Seller with respect to such invoices but fails to fully compensate Buyer for prior over-payments, Seller shall remit the remaining balance of any over-payments to Buyer within thirty (30) days following the applicable Invoice Due Date.

ARTICLE III

DELIVERY AND INSTALLATION OF BLOOM SYSTEMS AND BALANCE OF

FACILITIES

Section 3.1 Access to Site. Seller shall be responsible for ascertainment of the suitability of the Sites, the environment around the Sites, the Sites’ soil condition and other ground conditions for construction of the Facilities. As between Seller and Buyer, Seller shall be solely responsible for all Site Preparation Services at Seller’s cost. Buyer shall provide Seller with access to the Sites in a manner consistent with the applicable PPAs and Site Licenses to permit Seller to deliver and install each Bloom System and the BOF to the applicable Sites and to connect the applicable Facility to the distribution and transmission facilities of the Transmitting Utility, as applicable. If a PPA Customer requires a change in the location of a Site from that specified in a Purchase Order or applicable Site License, whether temporary or permanent, (a) Buyer shall submit a written notice to Seller setting forth the details of such location change, (b) Seller shall administer and perform the Site Preparation Services as required for that changed location to the extent required and in accordance with the relevant PPA and Site License, and (c) to the extent that such PPA Customer pays to Buyer an amount under the applicable PPA or Site License in connection with such required change in the installation location of a Site, Buyer shall pay the same to Seller promptly upon receipt from such PPA Customer, except that Buyer shall retain the portion of such amount equaling any applicable amount to compensate Buyer for lost output, environmental attributes, and environmental incentives during the period the Facility is consequently not producing electricity.

Section 3.2 Delivery of Bloom Systems.

(a) Delivery of each Bloom System shall be DDP (Incoterms 2010) to its Site, in accordance with the Uniform Commercial Code then in effect. Title to each Bloom System shall pass to Buyer upon Buyer’s Purchase of such Bloom System, and such title shall be good and marketable and free of all Liens, except for Permitted Liens. From and after Buyer’s Purchase of each Bloom System all risk of loss or damage to such Bloom System shall be borne by Buyer. Seller shall manage its supply chain and place orders with suppliers with respect to Components and other materials, supplies, and equipment so as to support the Facilities sold to Buyer hereunder.

Section 3.3 Delivery of Balance of Facility; Installation of Bloom Systems.

(a) Seller shall be responsible for engineering, procuring, constructing, installing and commissioning the BOF, and Seller shall cause each Facility to achieve Commencement of Operations without any compensation or reimbursement by Buyer, other than the Purchase Price under this Agreement and payments pursuant to Section 3.1(c), if any, in accordance with the following (collectively, the “BOF Work”):

(i) Seller shall be solely responsible for the means, methods, techniques, sequences, and procedures employed for execution and completion of the BOF Work, and shall perform and complete all BOF Work in accordance and consistent with the Performance Standards;

(ii) Seller shall cause to be performed any and all studies, reports and applications (in the name of Buyer) that are necessary for interconnection to the distribution and transmission facilities of the Transmitting Utility;

(iii) Seller shall perform the BOF Work and act at all times as an independent contractor. Seller shall at all times maintain such supervision, direction and control over its employees, agents, subcontractors and representatives as is consistent with and necessary to preserve its independent contractor status. Subject to Section 4.6, Seller is permitted to enter into contracts or otherwise hire one or more subcontractors to perform any of Seller’s work under this Agreement on its behalf. Each subcontractor must be a reputable, qualified firm with an established record of successful performance in its trade, and shall obtain and maintain such insurance coverages having such terms as set forth in Annex B. Seller shall not be relieved from its obligation to provide any services hereunder if a subcontractor agrees to provide any or all of such services. No subcontractor is intended to be or will be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall create any contractual relationship between any subcontractor and Buyer or obligate Buyer to pay or cause the payment of any amounts to any subcontractor, including any payment due to any third party. Seller shall not permit any subcontractor to assert any Lien against any Facility or Bloom System, or attach any Lien other than a Permitted Lien. None of Seller’s employees, subcontractors or any such subcontractor’s employees will be or will be considered to be employees of Buyer. Seller shall be fully responsible to Buyer for the acts and omissions of each such employee or subcontractor. To the extent that any PPA Customer has the right to request removal of any Seller or subcontractor personnel under a PPA or Site License, Seller shall cooperate with Buyer in complying with the terms and conditions of such PPA or Site License including by, upon written notification by Buyer that the performance, conduct or behavior of any Person employed by Seller or one of its subcontractors is unacceptable to the applicable PPA Customer, promptly stopping such Person from performing any obligations hereunder and/or removing such Person from the applicable Site. Additionally, Buyer may bring to Seller’s attention any concerns regarding the performance, conduct or behavior ofany Person employed by Seller or one of its subcontractors, which concerns Seller shall consider in good faith and thereafter take such action as Seller deems appropriate under the circumstances. Seller will be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and for payment of any Taxes due because of the BOF Work;

(iv) Seller shall, and shall cause each of its subcontractors to, install the Bloom Systems and the BOF at each Site using items that are new, and undamaged at the time of such use or installation;

(v) Seller shall install, test, and cause the Commencement of Operations with respect to each Facility within ninety (90) days of the date of Seller’s Deposit Milestone Certificate as provided in Section 3.4;

(vi) Seller shall pay all amounts owed to its subcontractors and vendors in connection with the performance of the BOF Work on a timely basis and shall hold Buyer harmless against any claims asserted by such subcontractors and vendors;

(vii) Seller shall obtain and maintain, or cause to be obtained and maintained (where required, in the name of Buyer or each PPA Customer, as the case may be), all Permits necessary to design, install, commission, construct, occupy, and operate each Facility at each Site;

(viii) Seller shall cause BOF Work to be completed in a good and workmanlike manner, free from defective materials, and in accordance with the Performance Standards, free and clear of all Liens other than Permitted Liens; and

(ix) If Seller, at any time during the Warranty Term, becomes aware of any potential material manufacturing or design defect in any Facility, including any Component thereof, it will notify Buyer of the defect within a reasonable time, not to exceed five (5) Business Days after Seller first becomes aware of such defect.

(b) Title and risk of loss to each component of such BOF Work for the Site which is not performed and provided on assets owned by a relevant PPA Customer or relevant Transmitting Utility shall pass to Buyer upon the later of the Delivery Date of the first Bloom System at the Site and the date such component is installed as part of the Facility at the Site. For the avoidance of doubt, the passage of title and risk of loss with respect to each Facility shall have passed to Buyer prior to such Facility being Placed in Service. From and after the Commencement of Operations of the Facility of which particular BOF Work is a part, all risk of loss or damage to such BOF Work which is owned by Buyer shall be borne by Buyer.

(c) Without in any way limiting Seller’s obligations pursuant to this Section 3.3, Seller shall perform all design, permitting and installation work in accordance with the provisions of Schedule 3.3 attached hereto.

Section 3.4 Commissioning; Commencement of Operations.

(a) Upon the occurrence of the Delivery for a Bloom System, Seller shall promptly perform the following, at Seller’s sole cost:

(i) Seller shall provide installation, inspection, commissioning and start-up for each Bloom System and the BOF at the applicable Site in accordance with the installation manuals provided for such Bloom System and the applicable Site License, and in conformance with Prudent Electrical Practices. Without limitation of the foregoing, each Facility will be connected by Seller to the natural gas source, water source and SCADA at the applicable Site and to the applicable Facility’s Electrical Interconnection Facilities;

(ii) Prior to Commencement of Operations of each Facility, Seller shall, perform an acceptance test not less stringent than the testing applied to its fuel cell power generating systems for any other major customer of Seller of each Bloom System incorporated into such Facility and the applicable BOF in the presence of Buyer (if Buyer elects to attend), and such Bloom Systems and applicable BOF shall have passed such test. Seller will, upon request by Buyer, inform Buyer of the date on which it expects to conduct the acceptance test of any Facility(ies) and cooperate with Buyer to provide Buyer with the opportunity to observe such testing to the extent practicable, provided, that in no event shall Seller be required to delay the performance of any acceptance test in order to allow Buyer to witness such test if all other pre- testing requirements have been satisfied;

(iii) Seller shall cause Commencement of Operations for such Facility to occur within ninety (90) days of the date of Seller’s Deposit Milestone Certificate. Seller shall promptly certify in writing to Buyer when each Facility achieves Commencement of Operations;

(iv) Seller will provide to Buyer, prior to the Commencement of Operations, a single line diagram of the Facility installation, electronic system manuals, copies of all relevant design documents, and printed system manuals, in each case relating to such Facility (each in paper copy and native electronic format). Seller shall deliver to Buyer any other documentation necessary to establish placement in service for purposes of section 48 of the Code;

(v) Until Commencement of Operations of the Facility, Seller shall be responsible for providing physical security of such Facility;

(vi) If requested by Buyer, Seller shall provide operator training and associated training materials to personnel and representatives of Buyer sufficient to instruct Buyer on operation of such Facility in conformance with Prudent Electrical Practices; and

(vii) Following Commencement of Operations of a Facility, Seller shall promptly remove all waste materials and rubbish from and around the Site as well as all of its tools, construction equipment, machinery, and surplus materials as reasonably necessary to restore each Site to a condition reasonably satisfactory to such PPA Customer or as otherwise required by the applicable Site License.

(b) Seller’s services under Section 3.1 through Section 3.4 shall be fully comprehensive of all services, labor, and equipment necessary to complete installation of a fully commissioned and operating Facility in accordance with this Agreement, the applicable PPA, the applicable Interconnection Agreement, and the applicable Site License.

(c) Seller shall be responsible, at its sole cost and expense, for maintaining and complying with all Permits required to perform its services under this Agreement and Buyer agrees to cooperate with and assist Seller in obtaining such Permits.

(d) To the extent any Facility has not achieved Commencement of Operations within the earlier of (i) one hundred eighty (180) days of the payment of the portion of Purchase Price set forth in Section 2.3(a)(ii) for such Facility and (ii) the Commencement of Operations Date Deadline, then Buyer shall have the ongoing right for the period from the end of that date until the earlier of (x) the date that such Facility has achieved Commencement of Operations and

(y) ninety (90) days after such date, to elect that Seller repurchase and remove such Facility from the applicable Site, in which case (A) Seller shall repurchase the Facility from Buyer on an AS IS basis by refunding to Buyer all payments of the Purchase Price paid as of such date, (B) title to such Facilities shall pass back to Seller upon payment of such refund amount and Buyer’s delivery of a Bill of Sale to Seller evidencing such transfer of title, and (C) the applicable Facility shall no longer constitute a portion of the Portfolio. If a Facility is repurchased by Seller pursuant to this Section 3.4(d), Seller shall at its sole cost and expense remove the applicable Bloom Systems and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing all Site penetrations, in the manner required by all Legal Requirements and the applicable PPA or Site License.

(e) Without in any way limiting Seller’s obligations pursuant to this Section 3.4, Seller shall perform all commissioning work in accordance with the provisions of Schedule 3.4 attached hereto.

(f) Within ninety (90) days of a Facility achieving Commencement of Operations, Seller shall deliver to Buyer each of the Seller Deliverables indicated on Exhibit C as items to be delivered following Commencement of Operations.

Section 3.5 Insurance. Seller shall maintain the insurance described in Annex B with respect to each Facility until the end of the Warranty Period with respect to such Facility.

Section 3.6 Disposal; Right of First Refusal.

(a) Except as set forth in Section 14.4, in the event that Buyer decides to scrap, abandon or otherwise dispose of any Bloom System, Buyer shall notify Seller and Seller shall have the right but not the obligation to obtain title to the Bloom System and remove the Bloom System at Seller’s cost; provided, however, that Seller will not be responsible for remediation of the Site in which the Bloom System was located.

(b) Except as set forth in Section 2.4 or Section 14.4, in the event that Buyer or its Affiliates desire to sell or otherwise transfer title to any Bloom System to a transferee other than a PPA Customer or an Affiliate of Buyer, Buyer shall notify Seller and Seller shall have the right of first refusal to purchase or acquire the Bloom System on the same terms and conditions of such sale. In the event that Seller exercises such right of first refusal, Seller shall, promptly following payment of the purchase price of such Bloom System, remove the Bloom System at Seller’s cost, including the remediation of the Site in which the Bloom System was located in accordance with the terms of the applicable PPA and/or Site License.

Section 3.7 Third Party Warranties. If any express or implied warranties, indemnities, guaranties, remedies, covenants and other rights which any subcontractor or supplier has made to Supplier with respect to any good, service, or other deliverable furnished under this Agreement in respect of a Facility (each a “Third Party Warranty”) would provide an additional rights to Buyer beyond the warranties under ARTICLE V, then (a) such Third Party Warranty providing additional rights will be for the benefit of and passed through to Buyer to the fullest extent possible,

(b) Supplier transfers and assigns to Buyer all of Supplier’s right, title and interest under such Third Party Warranty to exercise such additional rights, and (c) Supplier hereby appoints Buyer as attorney-in-fact coupled with an interest to exercise and enforce all such additional rights in the name of either Buyer or Supplier. Nothing in this Section 3.7 will limit Supplier’s obligations to Buyer under ARTICLE V. Buyer agrees that it will not look to Seller for any claims covered by Third Party Warranties in respect of the Battery Solution; provided, however, that this shall not relieve Seller of any liability or obligation of Seller arising in connection with any failure of the Battery Solution that is attributable to a Bloom Component Defect.

Section 3.8 Access; Cooperation. Seller shall provide to Buyer such other information that is in the possession of Seller or its Affiliates or is reasonably available to Seller regarding the permitting, engineering, construction, or operations of Seller, its subcontractors or the Facilities, and other data concerning Seller, its subcontractors or the Facilities that Buyer may, from time to time, reasonably request in writing, subject to Seller’s obligations of confidentiality to third parties with respect to such information. Seller shall not take any action or omit to take any action as would cause Buyer in any material respect to violate any Legal Requirements, and to the extent that Seller has knowledge of any such existing or prospective violation take, or cause to be taken, commercially reasonable actions, to redress or mitigate any such violation, which action shall be at Seller’s sole expense if Seller is obligated to perform such action as part of the EPC Services or Facility Services, and otherwise shall be at Buyer’s sole expense. Seller shall give to Buyer prompt written notice of any material disputes with Governmental Authorities. Seller shall furnish, or cause to be furnished, to Buyer copies of all material documents furnished to Seller by any Governmental Authority in respect of Buyer or any Facility.

Section 3.9 Performance Standards. For the purpose of this Agreement, Seller shall perform under this Agreement in accordance and consistent with each of the following (unless the context requires otherwise): (A) plans and specifications subject to Permits under Legal Requirements and applicable to each Facility; (B) the manufacturer’s recommendations with respect to all equipment and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, provided they are consistent with generally accepted practices in the fuel cell industry; (C) the requirements of all applicable insurance policies; (D) preserving all rights to any incentive payments, warranties, indemnities or other rights or remedies, and enforcing or assisting with the enforcement of the applicable warranties, making or assisting in making all claims with respect to all insurance policies; (E) all Legal Requirements and Permits/Governmental Approvals; (F) any applicable provisions of the Site Licenses, including any landlord rules and regulations; (G) Prudent Electrical Practices; (H) the relevant provisions of each Interconnection Agreement; (I) each PPA; (J) the Seller Corporate Safety Plan provided in Exhibit J (as updated by Seller from time to time, with a copy provided promptly to Buyer); (K) the Seller Subcontractor Quality Plan provided in Exhibit K (as updated by Seller from time to time, with a copy provided promptly to Buyer); (L) all Environmental Requirements, and (M) the LREC Contract (collectively, the “Performance Standards”); provided, however, that meeting the Performance Standards shall not relieve Seller of its other obligations under this Agreement.

ARTICLE IV

FACILITY SERVICES

Section 4.1 In General.

(a) During the Warranty Period, in consideration of the Service Fees, Seller shall service each Facility constituting a portion of the Portfolio so that the Portfolio meets the Warranty Specifications and so that the BOF will not cause the Portfolio to fail to perform in accordance with the Warranty Specifications, as more fully set forth in ARTICLE V. Without limiting the foregoing, Seller agrees to perform on behalf of Buyer all operations and maintenance obligations in respect of each Facility under the applicable PPA and Site License in a manner fully consistent with the terms and conditions of such documents. The services set forth in this Section 4.1, as more fully described in this ARTICLE IV, are collectively referred to herein as the “Facility Services.” For clarity, Seller shall have no authority or responsibility with respect to the payment or receipt of monies to or from PPA Customers or with respect to serving or receiving formal notices to or from PPA Customers; provided, however, that Seller may informally communicate with PPA Customers regarding routine, day-to-day Facility Services matters. For so long as Seller is performing Facility Services in respect of a Facility, the Parties intend that Seller shall be responsible for all operational activities in respect of such Facility, including the performance of all obligations to PPA Customers that are required to be performed physically at the Site. If a Party has any uncertainty regarding which Party is responsible for particular obligations to PPA Customers, the Party’s Manager shall discuss such matter with the other Party’s Manager to implement the allocation of responsibility intended by this Agreement and the Parties thereafter shall, if necessary, amend this Agreement to clarify the Parties’ agreement regarding such allocation of responsibility.

(b) Until the expiration of the Extended Warranty Term, upon the expiration of the Warranty Period with respect to any Facility(ies) Buyer may, at its option, elect to renew the Warranty Period with respect to such Facility(ies) for a period of one (1) additional year. The Warranty Period for each Facility shall be automatically renewed for a period of one (1) additional year at the termination of the existing Warranty Period if Buyer has not informed Seller in writing of its election to terminate the Warranty Period at the end of such existing Warranty Period at least thirty (30) days prior to the final date of such existing Warranty Period. Notwithstanding anything to the contrary set forth in the foregoing, in the event that the “Term” of the Equinix PPA with respect to any Facility(ies) is extended pursuant to Section 4.7(c) thereof, then, upon the expiration of the fifteenth (15th) year of the Warranty Period, Buyer may elect to extend the Warranty Period for such Facility(ies) for a period equal to such extended “Term” instead of electing a one-year renewal.

Section 4.2 Operation and Maintenance Services. Without limiting, and in furtherance of, Section 4.1, Seller is hereby granted the right and authority (and, to the extent necessary to carry out its functions hereunder, a limited power of attorney) and agrees, for the benefit of Buyer, to operate safely and reliably each Facility and to maintain during the Warranty Period in accordance with the terms of this Agreement each such Facility in good condition and repair in accordance with the Warranty Specifications, Performance Standards and Prudent Electrical Practices. During the Warranty Period, the specific responsibilities of Seller under this Agreement shall include the following:

(a) Facility Operations. Seller shall ensure that all Facility components are operated and maintained safely and in a manner designed to meet the Warranty Specifications and Performance Standards and as otherwise required under this Agreement.

(b) Facility Maintenance. Seller shall perform, or cause to be performed, all scheduled and unscheduled maintenance required on the Facilities in order to meet the Warranty Specifications and Performance Standards. In that regard, Seller’s responsibilities hereunder shall include, without limitation, promptly correcting any Bloom System or BOF malfunctions, either by (i) recalibrating or resetting the malfunctioning Bloom System or BOF, or (ii) subject to Section 5.7(b), repairing or replacing Bloom System or BOF components which are defective, damaged, worn or otherwise in need of repair or replacement. Seller agrees to respond in a timely manner to any Facility outage or other casualty that materially reduces power output or materially impairs the capability of the Battery Solution to load shift, peak shave or run (with the Bloom System) in islanded mode, by (A) promptly diagnosing the source of such issue and, (B) if on-Site Facility Services are required, using its best efforts to (1) dispatch field service personnel to the Site within six (6) hours of Seller’s Knowledge that such on-Site Facility Services are required, and (2) cause its field service personnel to arrive at the applicable Site in order to commence repair services at the applicable Facility no later than the next Business Day. Without in any way limiting the foregoing, Seller shall in any event comply with any and all response time(s) and/or corrective activity(ies) required by the applicable PPA(s).

(c) Repair and Replacement of Power Modules. Buyer agrees that Seller may replace the power modules included in each Facility with power modules of a different model provided that such replacement model has been subjected to inspections and tests performed by Seller which indicate that such replacement power module model is reasonably expected to perform at least as well as the model it replaces; provided, however, that, upon Buyer’s request, Seller agrees to promptly provide Buyer with copies of such inspection and test results. Notwithstanding the foregoing, Seller represents to Buyer that it reasonably expects that any repair or replacement of power modules to be made within five (5) years of the date the applicable Facility was Placed in Service will have an aggregate value of replaced parts that is less than eighty percent (80%) of the Facility’s total value (the cost of the new parts plus the value of the remaining Facility originally Placed in Service).

(d) Personnel. Seller shall ensure that all operations and maintenance functions contemplated by this Section are performed by technically competent and qualified personnel (the “Service Technicians”). Seller shall ensure that all Service Technicians: (i) participate in a maintenance training program and receive confirmation of having achieved the requisite level of proficiency for the tasks they are assigned to perform, and (ii) attend periodic “refresher” training programs to the extent Seller deems necessary, in its reasonable judgment.

(e) Spare Parts. Seller shall establish and maintain an adequate inventory of spare Components in one or more locations to facilitate scheduled and unscheduled maintenance required on the Facilities.

(f) Programs and Procedures. Prior to the date of the Commencement of Operations of the first Facility, Seller shall have adopted and implemented programs and procedures, consistent with Prudent Electrical Practices, intended to ensure safe and reliable operation of the Facilities. Seller may update such programs and procedures from time-to-time during the Term as it may determine appropriate, in its reasonable judgment and in accordance with Prudent Electrical Practices. Buyer may, not more than once per calendar year and at Buyer’s sole cost and expense, review such programs and procedures from time to time to confirm compliance with Prudent Electrical Practices. Buyer may from time to time provide comments on any such Seller programs and procedures and Seller agrees to consider any such comments in good faith; provided that Buyer’s review and comment on any such program or procedure will not relieve Seller of any of its obligations under this Agreement.

(g) PPA Customer Complaints. Seller will promptly provide notice to Buyer if Seller has received any written communication from any PPA Customer suggesting that such PPA Customer is dissatisfied with the operational performance of any Facility or with the manner in which EPC Services or Facility Services have been provided by Buyer, Seller or any other Service Provider in respect of any Facility. If any PPA Customer misdirects any written notice to Seller that should have been delivered to Buyer under the applicable PPA or Site License, Seller shall promptly deliver such written notice to Buyer.

(h) PPA Customer Invoicing and Reports. Until such time as Buyer is able to receive such data directly from the Facilities, Seller will promptly, and in any case within three (3) Business Days following request by Buyer, provide any operational data and other PPA Documentation necessary for Buyer to invoice any PPA Customer for the output of any Facility or any other amounts payable by the PPA Customer to Buyer under the applicable PPA. Seller will provide reasonable assistance to Buyer in the performance of all ordinary course reporting and other routine management responsibilities related to the operation of any Facility (including preparing or causing to be prepared reports, updated schedules and notices required to be prepared and delivered to a PPA Customer pursuant to a PPA).

(i) Operations and Maintenance Procedures. Without in any way limiting Seller’s obligations pursuant to this Section 4.2, Seller shall perform all operations and maintenance work in accordance with the provisions of Schedule 4.2 attached hereto.

(j) LREC Contract Administration. Seller will, (i) prepare and submit any and all filings, notices, communications or other documents that are required under the LREC Contract documents on behalf of Buyer, (ii) prepare and promptly pay on behalf of Buyer (and at no cost to Buyer), any amounts required to be paid by Buyer under the LREC Contract, and (iii) otherwise perform all routine administrative activities required of Buyer under the LREC Contract. Buyer agrees to cooperate with Seller as requested from time-to-time in connection with Seller’s obligations pursuant to this Section 4.2(j) (at Seller’s sole cost and expense) including promptly executing any documents required under the LREC Contract that must, by their nature, be executed by Buyer; provided, however, that Seller will be responsible for any liability resulting from such cooperation by Buyer.

(k) Equinix PPA Compliance. Seller will immediately provide notice to Buyer in the event that Seller knows or has reason to believe that a Compliance Law Violation (as defined in the Equinix PPA) or a breach of any of the representations, warranties or covenants in Section 7.1(h)(i) of the Equinix PPA has occurred or will occur in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier.

Section 4.3 Service Fees.

(a) Buyer shall compensate Seller for the Facility Services, on a calendar month basis, by paying Seller the “Service Fees” equal, for each Facility, to (i) (A) the rate (in $/kW) specified in Exhibit M hereto for such Facility for the applicable calendar month since the applicable Facility achieved Commencement of Operations, multiplied by (B) the aggregate System Capacity (in kW) of the Bloom Systems comprising the applicable Facility, for the applicable calendar month, plus (ii) any additional Services Fees for such Facility set forth on Exhibit M hereto based on the presence of a Low-Pressure Gas Booster in such Facility. If Facility Services are provided by Buyer for a particular Facility for only a portion of any calendar month, the Service Fees due with respect to such partial calendar month shall be pro-rated based on the number of days such Facility Services were provided in respect of such Facility during the calendar month.

(b) Commencing on the date each Facility achieves Commencement of Operations, with respect to each calendar month of such Facility’s Warranty Period, the Service Fees shall be invoiced on a separate invoice (and not pursuant to a Payment Notice) not later than five (5) Business Days prior to the first day of such calendar month, and, subject to Section 3.4(d) and Section 5.4, shall be payable no later than the thirty (30) calendar days following such proper delivery of such invoice; provided, that the pro rata Services Fees for the calendar month in which a Facility achieves Commencement of Operations shall be invoiced and paid with the Services Fees for the subsequent calendar month. Interest shall accrue, unless being contested in good faith, daily on the Service Fees not paid when due, at the lesser of the monthly rate of (i) one and five- tenths percent (1.5%) and (ii) the highest rate permissible by law on such unpaid balance. Seller shall be under no obligation to provide or perform services hereunder for any Facility whose Service Fee, other than a Service Fee disputed in good faith, has not been paid in full (or offset pursuant to Section 3.4(d), Section 5.7 or Section 5.8) within thirty (30) days of invoice until such date upon which the Service Fee has been paid.

(c) If Buyer disputes any amount shown in an invoice issued by Seller in accordance with Section 4.3(a): (i) Buyer must pay the undisputed portion of the invoice amount within the time prescribed by Section 4.3(a), and (ii) liability for the disputed portion of that invoice will be determined in accordance with the dispute resolution procedure set out in Section 14.5.

(d) Any disputed portion of an invoiced amount which was not paid under Section 4.3(c) and is determined as being due to Seller in accordance with the dispute resolution procedure set out in Section 14.5 must be paid by Buyer within ten (10) days of the determination of the dispute in accordance with the procedure set out in Section 14.5 plus, if it is determined in accordance with the dispute resolution procedures that the disputed portion was not disputed in good faith, interest calculated in accordance with Section 4.3(b).

(e) Each Party shall have the sole and absolute right to set off any undisputed amounts to which it is entitled to under this Agreement, including under Section 3.4(d), Section 5.7 or Section 5.8, against any amounts owed by such Party to the other Party under this Agreement. The deduction of any such amounts shall operate for all purposes as a complete discharge (to the extent of such deduction) of the obligation of such Party to pay the amount from which such deduction was withheld and made. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit the applicable Party in any manner in the enforcement of any other remedies that may be available to it.

(f) Buyer will, promptly following receipt thereof, remit to Seller any and all payments received pursuant to the LREC Contract.

Section 4.4 Remote Monitoring; BloomConnect.

(a) For purposes of monitoring the operational performance and determining when repair services are necessary, Seller shall monitor and evaluate the information gathered through remote monitoring of each Facility as well as the maintenance and inspection Site visits. For so long as Seller is responsible for the Facility Services in respect of any Facility, Seller shall provide Buyer with “view only” access to any information gathered through remote monitoring of such Facility. Such access shall be provided in real-time or as close to real-time as practicable, but shall in no event be less current than twenty-four (24) hours.

(b) Notwithstanding anything to the contrary set forth in Section 4.4(a), Seller shall provide Buyer with access to the Battery Solution data as may be mutually agreed by the Parties following the Original PUMA Agreement Date.

(c) To the extent a PPA Customer has a right to access BloomConnect or any successor software related to the management of its purchase of energy under an applicable PPA, Seller shall provide access to such PPA Customer for the same.

Section 4.5 Permits.

(a) Seller shall be responsible, at its sole cost and expense, for maintaining and complying with all Permits required to perform the Facility Services under this Agreement, and shall promptly notify Buyer of any material challenges to the status of a Permit for a Facility, or any other material issues or anticipated material issues relating to obtaining or maintaining a Permit for a Facility.

(b) Buyer agrees to cooperate with and assist Seller in obtaining all Permits.

(c) Seller agrees to assist with the preparation and submission of all filings and notices of any nature which are required to be made by Buyer under the terms of any Permit held by Buyer or any Legal Requirements applicable to the Facilities or to Buyer on account of the Facilities.

Section 4.6 Service Providers. Seller may appoint one or more unrelated third party(ies), who is appropriately qualified, licensed, and financially responsible, to perform EPC Services and/or Facility Services throughout the Term (each, a “Service Provider”). Seller shall submit such appointment of any Major Service Provider to Buyer for its prior written approval, which approval shall not be unreasonably withheld or delayed. No such appointment nor the approval thereof by Buyer, however, shall relieve Seller of any liability, obligation, or responsibility resulting from a breach of this Agreement. “Major Service Provider” means any Service Provider that Seller proposes to engage to perform any EPC Services and/or any Facility Services for which the aggregate compensation to such Service Provider in any calendar year is expected to be greater than [***] of the Services Fees paid to Seller in the applicable calendar year. The Parties agree that each of the Major Service Providers set forth on Schedule 4.6 hereof are approved for all purposes by Buyer as of the Original PUMA Agreement Date.

Section 4.7 Rights to Deliverables. Buyer agrees that Seller shall, except as expressly set forth herein, retain all rights, title and interest, including Intellectual Property rights, in any Training Materials provided to Buyer in connection with the services performed hereunder. “Training Materials” means any and all materials, documentation, notebooks, forms, diagrams, manuals and other written materials and tangible objects, describing how to operate and maintain the Facilities, including any corrections, improvements and enhancements which are delivered by Seller to Buyer, but excluding any Documentation or other data and reports delivered to Buyer in respect of any Facilities.

Section 4.8 Coordination of Relationship.

(a) Seller’s Operations Manager. Seller shall at all times retain an operations manager (the “Operations Manager”) who shall be dedicated to the overall supervision and management of performance of Seller’s Facility Services obligations under this Agreement. Seller’s initial Operations Manager is set forth on Exhibit M attached hereto. Seller may, from time to time, designate another individual as a proposed replacement for the Operations Manager by notice to Buyer’s approval, which may not be unreasonably withheld or delayed in all instances. Where feasible, Buyer shall have the opportunity to meet the replacement Operations Manager in Warranty Term, Seller shall not assign the Operations Manager duties that are inconsistent or that conflict with the obligations of the Operations Manager in respect of his or her Facility Services duties.

(b) Buyer Manager. Buyer will appoint an individual to serve as its primary contact person with regard to this Agreement (the “Buyer Manager”). Buyer’s initial Buyer Manager is set forth on Exhibit M attached hereto. Buyer may, from time to time, designate another individual as a proposed replacement for the Buyer Manager by notice to Seller.

(c) Manager Meetings. The Buyer Manager and the Operations Manager will serve as each Party’s main contact to, and for, the other Party with regard to day-to- day matters affecting the Parties’ relationship in relation to EPC Services and Facility Services. The Buyer Manager and the Operations Manager (or their designees) will meet, by phone or in person, as

(d) often as they feel necessary to monitor and manage such day-to-day activities. Such managers shall operate by consensus to the extent practicable but shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to

[***] Confidential Treatment Requested	36

approve actions of the Parties that are inconsistent with this Agreement. Any such waivers or amendments shall be implemented only as described in Section 14.1 or Section 14.2, as the case may be.

Section 4.9 Relocation or Removals of Equinix Power Modules. In the event that Equinix requests a reduction in the System Capacity of any Facility(ies) installed pursuant to the Equinix PPA pursuant to Section 4.7 thereof, then:

(a) In the event that one or more power modules are to be relocated pursuant to Section 4.7(b) of the Equinix PPA, Seller shall promptly perform all actions necessary for the removal of such power modules from the original Site(s) and the transportation to, and reinstallation and resumption of operations of, such power modules at the Approved Relocation Site(s) (as defined in the Equinix PPA). Seller shall bear all costs associated with such relocation unless Equinix is required to bear such costs pursuant to the terms of the Equinix PPA, in which case (i) Seller and Buyer shall cooperate in good faith to prepare appropriate documentation of such costs, (ii) Buyer shall use all commercially reasonable efforts to obtain payment from Equinix as permitted under the Equinix PPA, and (iii) Buyer will promptly remit to Seller all payments obtained from Equinix in respect of such costs associated with the relocation of the applicable power modules; and

(b) In the event that one or more power modules are to be removed pursuant to Section 4.7(c) of the Equinix PPA, Seller will promptly remove such power modules from the applicable Facility(ies), and the Parties will cooperate in good faith to identify one or more Facilities in the Portfolio at which to redeploy such power modules, either as additional power modules installed in then-empty power module cabinets or to replace operating power modules nearing the end of their useful life. In identifying such Facilities, the Parties will consider (among other things) (i) the availability of empty power module cabinets, (ii) wiring or other equipment limitations, and (iii) any restrictions or limitations imposed by Legal Requirements, the PPAs, and the applicable Interconnection Agreements. Until a power module is redeployed pursuant to the terms of this Section 4.9(b), Seller shall be responsible for the handling, shipping and storage of such power module, and shall bear all risk of loss with respect thereto during such period. Seller shall bear all costs associated with the redeployment of power modules pursuant to the terms of this Section 4.9 (b).

Section 4.10 Remarketing and Redeployment Assistance. The Parties acknowledge and agree that in certain circumstances, Buyer (or certain of Buyer’s Affiliates), may be obligated to attempt to remarket and redeploy certain Facilities in connection with the termination of one or more PPAs containing such requirements with respect to such Facilities. In such event, Seller agrees to use its best efforts to assist Buyer in its efforts to resell or redeploy each such Facility, including, but not limited to, taking the following actions for Buyer’s benefit upon request: (a) on a nondiscriminatory basis with respect to other similar equipment of Seller, distributing to its sales organization information on the availability, location and price of such Facility, and agreeing to provide to a prospective purchaser of such unit or the output thereof, as applicable, at no cost to such purchaser a certificate of maintainability with respect to such unit, (b) cause such Facility to be reinstalled at the applicable purchaser’s site at Seller’s then prevailing installation rates, including procuring and installing any necessary BOF equipment related thereto, (c) cause such Facility to be refurbished or reconfigured as necessary or appropriate to facilitate such resale or redeployment, and (d) enter into an operations and maintenance agreement for all necessary operations and maintenance services necessary to operate such Facility following resale or redeployment at Seller’s then prevailing maintenance rates for similar equipment and including a scope of work, performance guaranties, and indemnification provisions similar in all material respects to the Customer PPA pursuant to which the applicable Facility was originally installed. All of Seller’s reasonable costs and expenses (including a reasonable allocation of personnel hours) incurred in connection with the actions described in this Section 4.10 shall be reimbursed by Buyer; and Seller will reasonably cooperate with Buyer to provide Buyer with any documentation that is required pursuant to the applicable Customer PPAs to support such costs and expenses.

ARTICLE V

WARRANTIES

Section 5.1 Facility Services Warranty. Without limiting Seller’s obligations under ARTICLE IV, during the Warranty Period, Seller shall perform, or cause to be performed, all such Facility Services in respect of the Bloom Systems and the BOF necessary for the Portfolio to perform to the Warranty Specifications (the “Facility Services Warranty”).

Section 5.2 Performance Guaranty.

(a) During the Warranty Period, Seller shall determine within ten (10) Business Days after the end of each calendar year, whether the Portfolio has delivered to the applicable Interconnection Points the Minimum kWh for purposes of the Performance Guaranty during such calendar year (“Performance Guaranty”).

(b) If such calculation indicates that the Actual kWh delivered by the Portfolio was greater than the Minimum kWh during such calendar year, then the difference (in kWh) between Actual kWh less Minimum kWh shall be recorded as a positive balance in the Performance Guaranty Bank.

(c) If such calculation indicates that the Actual kWh delivered by the Portfolio was less than the Minimum kWh during such calendar year, then the difference (in kWh) between Minimum kWh less Actual kWh shall be recorded as a negative balance in the Performance Guaranty Bank.

(d) Seller shall report the balance of the Performance Guaranty Bank to Buyer within thirty (30) days of the end of each calendar year. If Seller fails to perform any Performance Guaranty calculation within the periods required by this Section 5.2, Buyer may perform its own calculations and may make a claim under Section 5.7. An example of a Performance Guaranty calculation is attached as Annex C.

Section 5.3 Efficiency Warranty. During the Warranty Period, Seller shall determine for each full calendar month within five (5) Business Days after the end of such month whether each Facility that has achieved Commencement of Operations has performed at the Minimum Efficiency Level (the “Efficiency Warranty”). If the Minimum Efficiency Level has not been met during such month, then Seller shall so notify Buyer in writing of the basis of its determination and Buyer may make a claim under Section 5.7. If Seller fails to perform any Efficiency Warranty calculation within the periods required by this Section 5.3, Buyer may perform its own calculations and may make a claim under Section 5.7.

Section 5.4 Section 5.4 Performance Warranty.

(a) During the Warranty Period, Seller shall determine within ten (10) Business Days after the end of each Calendar Quarter, whether the Portfolio has delivered to the applicable Interconnection Points the Minimum kWh for purposes of the Performance Warranty during such Calendar Quarter (“Performance Warranty”).

(b) If such calculation indicates that the Actual kWh delivered by the Portfolio was greater than the Minimum kWh during such Calendar Quarter, then the difference (in kWh) between Actual kWh less Minimum kWh shall be recorded as a positive balance in the Performance Warranty Bank.

(c) If such calculation indicates that the Actual kWh delivered by the Portfolio was less than the Minimum kWh during such Calendar Quarter, then the difference (in kWh) between Minimum kWh less Actual kWh shall be recorded as a negative balance in the Performance Warranty Bank.

(d) Seller shall report the balance of the Performance Warranty Bank to Buyer within thirty (30) days of the end of each Calendar Quarter. At any time the Performance Warranty Bank has a negative balance, Buyer may make a claim under Section 5.7. If Seller fails to perform any Performance Warranty calculation within the periods required by this Section 5.4, Buyer may perform its own calculations and may make a claim under Section 5.7. An example of a Performance Warranty calculation is attached as Annex C.

Section 5.5 Portfolio Warranty.

(a) Subject to Section 13.5(a), Seller warrants to Buyer that (i) each Bloom System upon Commencement of Operations will conform to the Bloom System Specifications, (ii) each Facility will be free from defects in design, materials and workmanship until the second anniversary of the Commencement of Operations for such Facility, and (ii) the Portfolio and each Facility will comply with the Warranty Specifications applicable to the Portfolio or such Facility, as the case may be, during the Warranty Period (collectively, the “Portfolio Warranty”).

(b) Seller agrees to correct, at Seller’s sole expense, all Bloom Systems or BOF provided, or BOF Work performed, by it or its subcontractors under this Agreement which proves to be defective in design, materials, or workmanship during the Manufacturer’s Warranty Period for each Facility.

(c) The Portfolio Warranty is not transferable to any third person, including any Person who buys a Facility from Buyer, without Seller’s prior written consent (which shall not unreasonably be withheld).

(d) Any period of time in which the Warranty Specifications are not met shall not extend the Warranty Period.

Section 5.6 Exclusions. The Portfolio Warranty shall not cover any obligations on the part of Seller to the extent caused by or arising from (a) the Bloom Systems or BOF being affected by vandalism or other third-party’s actions or omissions occurring after Commencement of Operations (other than to the extent that Seller, Seller Affiliate, the Service Provider or a Seller subcontractor fails to properly protect the Bloom Systems and was required to do so under the Transaction Documents); (b) any failure relating to a PPA Customer’s failure to supply natural gas as required under the applicable PPA; (c) Buyer’s (as opposed to Seller, Seller Affiliate, the Service Provider or a subcontractor thereof) or a PPA Customer’s removal of any safety devices, (d) any conditions caused by unforeseeable movement in the environment in which the Bloom Systems are installed (provided that normal soil settlement, shifting, subsidence or cracking will not constitute ‘unforeseeable movement’), (e) accidents, abuse, improper third party testing (unless caused by Seller, Seller Affiliate, the Service Provider or a subcontractor thereof) or Force Majeure Events, (f) installation, operation, repair or modification of the Bloom Systems or BOF by anyone other than Seller or Seller’s authorized agents, or (g) a failure of any Battery Solution to perform in accordance with any performance warranty(ies) provided by the manufacturer thereof (excluding any such failure of the Battery Solution that is attributable to a Bloom Component Defect). UNDER THE PORTFOLIO WARRANTY AND MAKES NO REPRESENTATION AS TO BLOOM SYSTEMS OR BOF WHICH HAVE BEEN OPENED OR MODIFIED BY ANYONE OTHER THAN SELLER, SELLER’S AFFILIATE, THE SERVICE PROVIDER OR SUBCONTRACTOR, OR ANY OF SUCH PERSON’S REPRESENTATIVES, IN EACH CASE TO THE EXTENT OF ANY DAMAGE OR OTHER NEGATIVE CONSEQUENCE OF SUCH OPENING OR MODIFICATION.

Section 5.7 Portfolio Warranty Claims.

(a) Subject to the provisions of Section 13.5(a), if Buyer desires to make a Portfolio Warranty claim during the Warranty Period, Buyer must notify Seller of the defect or other basis for the claim in writing.

(b) If, after the annual adjustment to the Performance Guaranty Bank, such Performance Guaranty Bank has a negative balance, then Buyer may make a claim under the Performance Guaranty. Upon verification of such claim Seller shall make a payment to Buyer within ten (10) days of receipt of such claim equal to (x) the absolute value of the balance of the Performance Guaranty Bank, multiplied by (y) the Performance Guaranty Payment Rate. Upon payment of such amount, the Performance Guaranty Bank shall be reset to zero. Notwithstanding anything to the contrary set forth in this Agreement, Seller’s cumulative aggregate liability for all claims related to the Performance Guaranty shall not exceed the Performance Guaranty Payment Cap.

(c) In the case of a claim relating to the Efficiency Warranty, upon receipt of such claim and verification by Seller that such Efficiency Warranty is applicable, Seller or its designated subcontractor will promptly, and in all cases within ninety (90) days, repair or replace, at Seller’s sole option and discretion, any Bloom System(s) or any portion of the BOF whose repair or replacement is required in order for the applicable Facility to perform consistent with the Efficiency Warranty. If Seller is obligated to repair or replace any Facility pursuant to this Section 5.7(c) and such repair or replacement is not feasible (as determined at Seller’s sole option and discretion) and Seller notifies Buyer to such effect, Seller will refund to Buyer the Refund Value of such Facility (calculated as of the date of such refund), in which case Seller shall be deemed to have taken title to such Facility, and such Facility shall be deemed to no longer constitute a portion of the Portfolio. Seller shall make such determination as to the feasibility of repair or replacement as promptly as practicable, but in any event within ninety (90) days after Seller’s receipt of notice of the claim unless the specific nature of the problem requires a longer period in which to make such determination (in which case Seller must make a determination within a reasonable time) provided such longer period for a determination does not cause any breach of a PPA. In the event that Seller has not completed the repair or replacement of any Facility within ninety (90) days of the date on which Seller received notice of a claim (or within one hundred twenty (120) days if the specific nature of the problem required a period longer than ninety (90) days in which to determine the feasibility of repair or replacement), or repurchased the Facility in the time period in this Section 5.7(c) then Buyer has the right to require Seller (in which case Seller agrees) to procure return of the Facility in question to Seller (at Seller’s cost) and Seller will refund to Buyer the Refund Value of such Facility, in which case Seller shall be deemed to have taken title to such Facility upon payment of the Refund Value, and such Facility shall be deemed to no longer constitute a portion of the Portfolio and shall be removed as described in the previous sentence. The rights and obligations of the Parties under this Section 5.7(c) are in addition to and separate from any other rights of Buyer under this ARTICLE V.

(d) In the event of a claim relating to the Performance Warranty, upon receipt of such notice and verification by Seller that such Performance Warranty is applicable, Seller or its designated subcontractor will promptly, and in all cases prior to the final day of the immediately following Calendar Quarter, repair or replace, at Seller’s sole option and discretion, a sufficient number of Underperforming Facilities in order for the Portfolio to perform consistent with the Performance Warranty at the end of such Calendar Quarter. If Seller is obligated to repair or replace any Facilities pursuant to this Section 5.7(d) and such repair or replacement is not feasible (as determined at Seller’s sole option and discretion) and Seller notifies Buyer to such effect, Seller will refund to Buyer the Refund Value of such number of Underperforming Facilities (calculated as of the date of such refund) as will cause the remaining Portfolio to comply with the Performance Warranty calculated through the final day of the applicable Calendar Quarter, in which case Seller shall be deemed to have taken title to such Underperforming Facilities, and such Underperforming Facilities shall be deemed to no longer constitute a portion of the Portfolio. Seller shall make such determination as to the feasibility of repair or replacement as promptly as practicable, but in any event within ninety (90) days after Seller’s receipt of notice of the claim unless the specific nature of the problem requires a longer period in which to make such determination (in which case Seller must make a determination within a reasonable time) provided such longer period for a determination does not cause any breach of a PPA. In the event that Seller has not completed the repair or replacement of such sufficient number of Underperforming Facilities within ninety (90) days of the date on which Seller received notice of a claim, or repurchased such sufficient number of Underperforming Facilities in the time period in this Section 5.7(d), then Buyer has the right to require Seller (in which case Seller agrees) to procure return of such number of Underperforming Facilities (calculated as of the date of such refund) as will cause the remaining Portfolio to comply with the Performance Warranty calculated through the final day of the applicable Calendar Quarter) and Seller will refund to Buyer the Refund Value of such Underperforming Facilities, in which case Seller shall be deemed to have taken title to such Underperforming Facilities upon payment of the Refund Value, and such Facilities shall be deemed to no longer constitute a portion of the Portfolio and shall be removed as described in the previous sentence. In the event that Seller is obligated to repurchase any Underperforming Facilities pursuant to this Section 5.7(d) in connection with a Performance Warranty claim, the first Underperforming Facility repurchased shall be the Facility with the lowest output as a factor of its System Capacity in the prior Calendar Quarter, followed by the next lowest, and so on until Seller’s repurchase obligations are satisfied.

(e) Buyer is hereby notified that refurbished parts may be used in repair or replacement activities, provided that (i) any such refurbished parts will have passed the same inspections and tests performed by Seller on its new parts of the same type before such refurbished parts are used in any repair or replacement, and (ii) Seller shall within thirty (30) days of a written request therefor by Buyer, provide a report for any or all Bloom Systems purchased hereunder that lists all components that have been replaced in any individual Bloom System. If it is determined that a Facility will be removed pursuant to Section 5.7(c) or Section 5.7(d), Seller shall at its sole cost and expense remove the Facility and all ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable PPA or Site License.

Section 5.8 Indemnification Regarding Performance Under PPAs.

(a) Without in anyway limiting and in addition to Buyer’s remedies pursuant to Section 5.2 to Section 5.7, inclusive, in the event that Buyer incurs any liability to a PPA Customer with respect to any performance guarantee, any power performance shortfall, any efficiency warranty or any cost excess, including payments made or to be made by Buyer to a PPA Customer to reimburse such PPA Customer for any deficiency in the benefits received by such PPA Customer under the applicable state incentive programs for any PPA (collectively the “PPA Warranties”), Seller shall indemnify and hold Buyer harmless for any such liability, costs and expenses incurred by Buyer pursuant to such PPA Warranties (“PPA Warranty Reimbursement Payment”) except to the extent such liability results from a failure (not attributable to a Bloom Component Defect) of the Battery Solution to perform in accordance with any performance warranty(ies) provided by the manufacturer thereof. Without in anyway limiting and in addition to the foregoing, in the event that the failure of any Bloom System(s) to comply with any PPA Warranty causes the termination of a PPA (in whole or in part), then (i) Buyer may return the applicable Bloom System(s) to Seller and Seller will refund to Buyer the Refund Value of such Bloom Systems, in which case Seller shall be deemed to have taken title to such Bloom Systems, and such Bloom System shall be deemed to no longer constitute a portion of the Portfolio, and(ii) Seller shall indemnify and hold Buyer harmless for any amount Buyer is liable to a PPA Customer in connection with such termination. If it is determined that a Bloom System will be removed pursuant to this Section 5.8(a), Seller shall at its sole cost and expense remove the Bloom System and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable PPA or Site License. For the avoidance of doubt, claims, credits, reimbursements and any other payments made under this Section 5.8(a) are not subject to the cap set forth in Section 5.7(b) with respect to claims relating to the Performance Guaranty and shall not count against such cap.

(b) PPA Warranty Reimbursement Payments owed pursuant to Section 5.8(a) shall be calculated by Seller on the first Business Day following the end of each Calendar Quarter and paid no later than the fifth Business Day of the Calendar Quarter immediately following the Calendar Quarter with respect to which such PPA Warranty Reimbursement Payment arose.

(c) Notwithstanding anything to the contrary set forth herein, Seller shall have no liability to Buyer under this Section 5.8 to the extent that Seller’s liability under any PPA Warranty is increased due to such PPA Warranty having been modified, amended, or otherwise changed in any way from the terms of such PPA Warranty as set forth in the applicable PPA as of the Original PUMA Agreement Date (or, for PPAs added after the Original PUMA Agreement Date, as set forth in the applicable PPA as of such date) unless Seller has consented in writing to such modification, amendment, or change.

Section 5.9 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VIII, THIS ARTICLE V AND THE OTHER TRANSACTION DOCUMENTS, THE FACILITIES ARE TRANSFERRED “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, VALUE OR QUALITY OF THE FACILITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VIII, THIS ARTICLE V AND THE OTHER TRANSACTION DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITIES, OR ANY PART THEREOF. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE FACILITIES.

Section 5.10 Title. Title to all replacement items, parts, materials and equipment supplied under or pursuant to this Agreement to Buyer shall transfer to Buyer upon installation or inclusion in a Facility. Upon replacement of an item or part as part of the Facility Services provided hereunder, Seller shall be obligated to remove such item or part and shall have the right to dispose of such replaced property in any manner that it chooses in its sole discretion.

ARTICLE VI

RECORDS AND AUDITS

Section 6.1 Record-Keeping Documentation; Audit Rights.

(a) Seller shall ensure that records concerning Seller’s EPC Services and Facility Services activities hereunder are properly created and maintained at all times in accordance with all Legal Requirements, including FERC requirements regarding record retention for Holding Companies in 18 C.F.R. Part 368 and any successorregulations to the extent applicable to Seller. Such records shall include, but not be limited to, the following:

(i) records and documentation in respect of each Facility’s satisfaction of each Milestone, including records and documentation regarding the shipment of Bloom Systems and BOF, the completion of BOF Work, the achievement of Commencement of Operations, and the fact and date(s) such Facility has achieved each of the four separate criteria set forth the definition of “Placed in Service”;

(ii) a separate “Maintenance Specification Log” for each Facility in a paper or electronic format (with entries made for each inspection, including any discrepancies found during such inspection), a copy of which shall be submitted, in paper or electronic format, to Buyer along with the corresponding Quarterly Reports;

(iii) a Site service report completed in respect of each inspection, repair, replacement, service or other activity or observation made by or on behalf of Seller in connection with its responsibilities hereunder, detailing the nature of the problems with a Facility detected, if any, and the specifics of the problem resolution and submitted to Buyer within ten (10) Business Days of the date when such problem is resolved or within ten (10) Business Days of a routine inspection or service that did not identify any issues;

(iv) a monthly report submitted to Buyer within fifteen (15) days after the end of each month (“Monthly Report”) detailing and documenting, on a monthly basis, the (A) Efficiency and total output (in kWh) of each Facility comprising the Portfolio, and (B) total output (in kWh) of the Portfolio, in each case for the preceding month;

(v) records and documentation in respect of each Facility or the Portfolio, as applicable, regarding the compliance of such Facility or the Portfolio, as applicable, with the Warranty Specifications and any applicable PPA Warranties during the Warranty Period;

(vi) any other records, reports, or other documentation related to the production and sale of energy from the Facilities or that Buyer is required to maintain in respect of any Facility under any applicable PPA; and

(vii) any other records, reports, or other documentation reasonably requested by Buyer, including as necessary to support any ITC eligibility determination with respect to a Facility. Seller agrees to use commercially reasonable efforts to promptly provide such documentation to Buyer, and shall provide a reasonable explanation for any inability to provide such documentation.

(b) All such records required to be created and maintained pursuant to Section 6.1(a) shall (i) be kept available at Seller’s office and made available for Buyer’s inspection upon request at all reasonable times, and (ii) be retained for the relevant retention period provided in 18 C.F.R. § 368.3 or any successor regulation as amended from time, to the extent applicable to Seller, or any longer period required under any PPA. Any documentation prepared by Seller during the Term for the purposes of this Agreement shall be directly prepared for Buyer’s benefit and immediately become Buyer’s property. Any such documentation shall be stored by Seller on behalf of Buyer until its final delivery to Buyer. Seller may retain a copy of all records related to each Facility for future analysis.

(c) Buyer shall have the right no more than once during any calendar year and going back no more than two (2) calendar years preceding the calendar year in which an audit takes place, upon reasonable prior written notice, including using an independent public accounting firm reasonably acceptable to Seller, to examine such records during regular business hours in the location(s) where such records are maintained by Seller for the purposes of verifying Buyer’s compliance with its obligations hereunder, including the accuracy of Monthly Reports and Seller’s calculations in respect of Warranty Specifications and applicable PPA Warranties; provided, however, that such records may be audited only once under this Section 6.1(c). Buyer shall pay the cost of the audit unless the results of the audit reveal that the Minimum kWh or Actual kWh reported by Buyer in respect of the Portfolio or any Facility during any calendar year that is audited exceeds by five percent (5%) or more the true Minimum kWh or Actual kWh, as the case may be, in which case Seller shall pay the audit costs.

Section 6.2 Reports; Invoicing Information; Other Information. Without in any way limiting Seller’s other reporting, notification, and other similar obligations under this Agreement, during the Warranty Period, Seller shall furnish to Buyer the following reports, notices, and other information regarding the Bloom Systems (which may be effected by e-mail communication to the Buyer Manager or other appropriate Buyer representative):

(a) Promptly upon Seller’s knowledge of any event or circumstance which could materially delay or prevent its performance of any of Seller’s obligations under any PPA, notice of such event or circumstance in reasonable detail;

(b) Promptly upon Seller’s knowledge of the occurrence of any damage to any Facility or Site, notice of such damage in reasonable detail;

(c) Promptly (and in any case within three (3) Business Days) following Seller’s final determination of the applicability thereof, notice that the operation of a Facility has experienced any of the circumstances described in clauses (i) through (iv) of the definition of “Minimum kWh” herein;

(d) Promptly upon Seller’s knowledge, notice that any Facility was or is not in compliance with any PPA Warranty during any period; and

(e) Any information Buyer may reasonably request in connection with any claim filed by Buyer under any insurance maintained with respect to the Facilities, and any information such insurance providers may reasonably request in connection with such claim.

ARTICLE VII

DATA ACCESS

Section 7.1 Access to Data and Meters. Throughout the Term, and thereafter to the extent relevant to calculations necessary for periods prior to the end of the Term and subject to any confidentiality obligation owed to any third party, any limitations under Legal Requirements as determined by Buyer in its reasonable discretion, and/or any restrictions on the disclosure of information which may be subject to intellectual property rights restricting disclosure, at the sole cost of Seller:

(a) Buyer shall grant Seller access to all data relating to the electricity production of each Facility, it being understood that it is Seller’s responsibility to determine the performance of the Facility, and any other calculations as required under this Agreement, and that it is Buyer’s responsibility to handle all accounting and invoicing activities;

(b) Buyer shall allow Seller access to all data from all Facility Meters; and

(c) Seller shall be entitled to use the foregoing data for its internal business purposes and make such data available to third parties for analysis, in all cases unless and to the extent such uses of or disclosures by Seller are restricted under the applicable PPA or Legal Requirements, including those related to privacy.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 8.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Original PUMA Agreement Date and as of each Purchase Date as follows:

(a) Incorporation; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Bloom Systems being sold under this Agreement.

(b) Authority. Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and the Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller. Each of the Transaction Documents to which Seller is a party constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violation. Neither the execution, delivery and performance of the Transaction Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on Seller’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a material adverse effect on Seller or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would result in a material adverse effect on Seller or its ability to perform its obligations hereunder.

(d) Legal Proceedings. There are no pending or, to Seller’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non- judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Seller that challenge the enforceability of the Transaction Documents to which Seller is a party or the ability of Seller to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a material adverse effect on Seller or its ability to perform its obligations hereunder.

(e) U.S. Person. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code and has provided a Certificate of Non-Foreign Status in the form and substance required by Section 1445 of the Code and the regulations thereunder.

(f) Purchase Price of Facility. The Purchase Price paid for each Facility is an amount that is equal to the Fair Market Value of each Facility, as determined on an arms-length basis.

(g) Title; Liens. As of each date title is required to pass to Buyer hereunder with respect to any assets comprising a Facility, Seller has and will convey good and marketable title to such assets to be sold to Buyer on such date and all such assets are free and clear of all Liens other than Permitted Liens. Neither Seller nor any of its subcontractors have placed any Liens on the Sites or the Facilities other than Permitted Liens. To the extent that Seller has actual knowledge that any of its subcontractors has placed any Lien on a Facility or Site, then Seller shall cause such Liens to be discharged, or shall provide a bond in an amount and from a surety acceptable to Buyer to protect against such Lien, in each case, within thirty (30) days after Seller is aware of the existence thereof. Seller shall indemnify Buyer against any such lien claim, provided that if the applicable Site License requires additional or more stringent action, Seller shall also indemnify Buyer for the costs and expenses of such actions.

(h) Intellectual Property. To Seller’s Knowledge, no Bloom System and no other product or service marketed or sold (or proposed to be marketed or sold) by Seller hereunder violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person; provided, however, that, except with respect to parts and components supplied by Seller or any of its Affiliates to the Battery Solution Manufacturer that are used to manufacture any Battery Solution, Seller makes no representations or warranties under this Section 8.1(h) regarding the Battery Solution. Seller has received no written communications alleging that such Seller has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(i) Consents and Approvals. Seller has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder.

(j) Real Property. The real property referred to in each PPA and each Site License is all the real property that is necessary for the construction, installation, operation and maintenance of the Facilities other than those real property interests that can be reasonably expected to be available on commercially reasonable terms as and to the extent required. Each Site has been licensed to Project Company pursuant to the terms of the applicable Site License. For clarity, no Site has been leased to Project Company.

(k) Tax Representations.

(i) Each Facility is a fuel cell power plant that has a Nameplate Capacity of at least 0.5 kilowatts of electricity using an electrochemical process and has an electricity-only generation efficiency greater than 30 percent. Each Facility will function independently of each other Facility in the Portfolio to generate electricity for transmission and sale to a PPA Customer and is an integrated system comprised of a fuel cell stack assembly and associated balance of plant components that has all the necessary components to convert a fuel into electricity using electrochemical means.

(ii) As of Purchase Date for each Facility, no federal, state, or local Tax credit (including the ITC) has been claimed with respect to any property that is part of such Facility.

(iii) No application has been submitted for a grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, with respect to any property that is part of any Facility.

(iv) No private letter ruling has been obtained for the transactions contemplated hereunder from the IRS.

(v) As of the Purchase Date of each Facility, such Facility was not originally Placed in Service and, specifically, clauses (3) and (4) of the definition of the term “Placed in Service” have not been met with respect to such Facility.

(vi) No Facility is comprised of any property that (A) is “used predominately outside of the United States” within the meaning of Code Section 168(g), (B) is imported property of the kind described in Code Section 168(g)(6), (C) is “tax-exempt use property” within the meaning of Code Section 168(h), or (D) is property described in Code Section 50(b).

(vii) Other than de minimis property, material or parts, each Facility consists of property, materials or parts not used by any Person prior to having been first placed in a state of readiness and availability for their specific design function as part of the Facility.

(viii) No portion of the basis of the Facility is attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.

(ix) No grants (for purposes of this paragraph, “grants” shall not include any credits, benefits, emissions reductions, offsets or allowances, howsoever entitled, attributable to the generation from the Facilities, and its respective avoided emission of pollutants) have been provided by the United States, a state, a political subdivision of a state, or any other Governmental Authority for use in constructing or financing any Facility or with respect to which Seller is the beneficiary. No proceeds of any issue of state or local government obligations have been used to provide financing for any Facility the interest on which is exempt from tax under Code Section 103. No subsidized energy financing (within the meaning of Code Section 45(b)(3)) has been provided, directly or indirectly, under a federal, state, or local program provided in connection with any Facility.

(x) Seller is not related to any PPA Customer within the meaning of Code Section 267 or Code Section 707.

(l) Bankruptcy. No event of Bankruptcy has occurred with respect to Seller.

(m) Bloom System Performance. Assuming that Seller maintains each of the Facilities consistent with the Preventative Maintenance Schedule, Seller is not aware of any circumstances which could reasonably be expected to prevent the Portfolio from complying with the Warranty Specifications and the PPA Warranties for the Warranty Period.

(n) Material Adverse Effect.

(i) As of the Original PUMA Agreement Date, no Material Adverse Effect has occurred with respect to Seller or, to the Knowledge of Seller, any PPA Customer.

(ii) As of each Purchase Date, no Material Adverse Effect has occurred between the Original PUMA Agreement Date and the applicable Purchase Date (A) with respect to Seller or, (B) to the Knowledge of Seller, with respect to the applicable PPA Customer(s) relating to any of the Facilities purchased and sold on such date.

(o) Governmental Approvals. Seller, as applicable on behalf of Buyer, has obtained all Governmental Approvals required as of Delivery Date to construct any Facility in compliance with Applicable Law. Seller will assist Buyer in applying for a grant of market-based rate authority from FERC sufficient to operate each Facility with an effective date prior to any Facility being Placed in Service. As of each of the dates each Facility is Placed in Service and achieves Commencement of Operations, Seller, as applicable on behalf of Buyer, has obtained all Governmental Approvals required for such operation of such Facility and each of the Governmental Approvals obtained as of such date is validly issued, final and in full force and effect and is not subject to any current legal proceeding or to any unsatisfied condition. On each of such dates, Seller, as applicable on behalf of Buyer, is in compliance in all material respects with all applicable Governmental Approvals and has not received any notice from a Governmental Authority of an actual or potential violation of any such Governmental Approval.

(p) Compliance. Seller has performed in all respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by Seller hereunder; provided that, for clarity, Seller has complied, and will comply, in all respects with the obligations set forth in Section 7.1(h)(i) of the Equinix PPA in its capacity as “Bloom” thereunder and as if Seller were a “Party” thereto.

(q) No Breaches. As of the Original PUMA Agreement Date, each PPA is a legal, valid, binding and enforceable obligation of Buyer and, to Seller’s Knowledge, of each other party thereto, and each PPA is in full force and effect. To Seller’s Knowledge, neither Buyer nor any other Person party thereto is in material breach or violation of any PPA, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Buyer or any other party thereto.

(r) Insurance. Seller has obtained the insurance described in Annex B with respect to each Facility in the Portfolio and with respect to each other Facility not yet in the Portfolio for which Buyer has paid any portion of the applicable Purchase Price, all such policies remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue.

(s) Data Privacy. Seller has used all data that Seller has collected regarding a PPA Customer’s electricity consumption at such Site consistent with and subject to Applicable Law with respect to privacy.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 9.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Original PUMA Agreement Date and as of each Purchase Date, as follows.

(a) Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its business as currently conducted.

(b) Authority. Buyer has full limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer and the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. Each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violation. Neither the execution, delivery and performance of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of formation of Buyer nor Buyer’s limited liability company agreement, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on Buyer’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a material adverse effect on Buyer or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would result in a material adverse effect on Buyer or its ability to perform its obligations hereunder.

(d) Legal Proceedings. There are no pending or, to Buyer’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non- judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Buyer that challenge the enforceability of the Transaction Documents to which Buyer is a party or the ability of Buyer to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a material adverse effect on Buyer or its ability to perform its obligations hereunder.

(e) Consents and Approvals. Buyer has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder.

(f) Bankruptcy. No event of Bankruptcy has occurred with respect to Buyer.

(g) No Other Representations. Buyer is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties expressly set out in the Transaction Documents and the MIPA.

ARTICLE X

CONFIDENTIALITY

Section 10.1 Confidential Information. Subject to the other terms of this ARTICLE X each Party shall, and shall cause its Affiliates and its respective stockholders, members, subsidiaries and Representatives to, hold confidential the terms of this Agreement and all information it has obtained or obtains from the other Party in connection with this Agreement concerning Seller and Buyer and their respective assets, business, operations or prospects (the “Confidential Information”), including all materials and information furnished by Seller in performance of this Agreement, regardless of form conveyed or whether financial or technical in nature, including any trade secrets and proprietary know how and Software whether such information bears a marking indicating that they are proprietary or confidential or not; provided, however, that Confidential Information shall not include (a) the fact that the Parties have entered into this Agreement, (b) the nature of the transactions contemplated by this Agreement or (c) the

Buyer’s capital expenditures or financing plans related to the transactions contemplated by this Agreement, or (d) information that (x) is or becomes generally available to the public other than as a result of any fault, act or omission by a Party or any of its Representatives, (y) is or becomes available to a Party or any of its Representatives on a non-confidential basis from a source other than the other Party or its Representatives, provided that such source was not and is not bound by any contractual, legal or fiduciary obligation of confidentiality with respect to such information or

(z) was or is independently developed or conceived by a Party or its Representatives without use of or reliance upon the Confidential Information of the other Party, as evidenced by sufficient written record.

Section 10.2 Restricted Access.

(a) Buyer agrees that the Bloom Systems themselves contain Seller’s valuable trade secrets. Buyer agrees (i) to restrict the use of such information to matters relating to the Facilities, and such other purposes, if any, expressly provided herein, and (ii) to restrict access to such information as provided in Section 10.3(b).

(b) Seller’s Confidential Information will not be reproduced without Seller’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Seller upon written request (not to be made while materials are still of use to the operation of a Facility and no Buyer Default has occurred and is continuing) or shall be certified by Buyer as having been destroyed, unless otherwise agreed by the Parties. Buyer’s Confidential Information will not be reproduced by Seller without Buyer’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Buyer upon written request or shall be certified by Seller as having been destroyed. Notwithstanding the foregoing, each Party and its Representatives may each retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to legal or information technology personnel, provided that such Confidential Information will continue to be subject to the terms of this Agreement.

(c) Subject to ARTICLE XI and Section 10.2(a) and (b) hereof, the Facilities are offered for sale and are sold by Seller subject to the condition that such sale does not convey any license, expressly or by implication, to manufacture, reverse engineer, duplicate or otherwise copy or reproduce any part of the Facilities, documentation or Software without Seller’s express advance written permission. Subject to ARTICLE XI hereof, Buyer agrees not to remove the covering of any Bloom System, not to access the interior or to reverse engineer, or cause or knowingly allow any third party to open, access the interior or reverse engineer any Facility or Software provided by Seller. Subject to ARTICLE XI hereof, and anything contemplated pursuant to this Agreement, only Seller or its authorized representatives may open or access the interior of a Facility. Notwithstanding the foregoing or anything else herein to the contrary, and without limitation of the rights set forth in ARTICLE XI hereof, if any Facility is no longer covered by this Agreement or another agreement between Buyer and Seller (or any Affiliate of Seller) regarding the operation and maintenance of such Facility as a result of the termination of this Agreement with respect to such Facility (A) in connection with a Seller Default or (B) in connection with the expiration of the Extended Warranty Period, Buyer shall be entitled to maintain, or cause a third party to maintain, such Facility, including replacing Components as needed or desired; provided that:

(i) No less than thirty (30) calendar days prior to the event of such termination pursuant to subsection (B) above, to the extent Buyer requires any maintenance services for such Facility following such termination, Buyer shall notify Seller of such requirements in writing. If Seller desires to perform such maintenance services, conditions (including, without limitation, the scope of services offered, the price(s) quoted for such services, and the terms of any performance warranties to be provided in connection with such services) pursuant to which it is willing to provide such maintenance services for such Facility, which shall be no less favorable to Buyer than Seller’s standard rates, terms and warranties as of such date. If Buyer declines to engage Seller to perform such services, or the Parties are unable to execute appropriate documentation to reflect such services, Buyer may (subject to clause (ii), below) seek to engage a third party to perform such services, provided, that prior to engaging any such third party to maintain a Facility, Buyer shall provide written notice to Seller of the material terms and conditions on which such third party has offered to provide such service (including, without limitation, (X) the scope of services offered, (Y) the price(s) quoted for such services, and (Z) the terms of any performance warranties to be provided in connection with such services). Seller shall have ten Business Days to notify Buyer if Seller will agree to perform the applicable services for a price not to exceed the quoted amount and otherwise on terms no less favorable to Buyer than those included in the notice required hereunder. If Seller agrees to provide such services, the Parties will negotiate in good faith regarding appropriate documentation to reflect such services. If Seller declines to provide such services, Buyer may engage the applicable third party on terms no more favorable to such third party than those provided in the notice to Seller.

(ii) Without in any way limiting the provisions of the foregoing clause (i), Buyer shall in all events use commercially reasonable efforts to engage a third party to provide such maintenance that is not a competitor of Seller or its Affiliates and is not in litigation or other material dispute with Seller.

Section 10.3 Permitted Disclosures.

(a) Legally Compelled Disclosure. Confidential Information may be disclosed (i) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc. or other regulatory authority or self- regulatory authority having jurisdiction over such Party, (ii) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Facility, cash grant, or tax credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit or (iii) as required under any Interconnection Agreement. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the non- disclosure provisions of this Section 10.3 with respect to the information required to be disclosed.

If such protective order or other remedy is not obtained, or such other Party waives compliance with the non-disclosure provisions of this Section 10.3 with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised by counsel is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (ii) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.

(b) Disclosure to Representatives. Notwithstanding the foregoing, and subject always to the restrictions in Section 10.2, a Party may disclose Confidential Information received by it to its and its Affiliates’ actual or potential investors or financing parties and its and their employees, consultants, legal counsel or agents who have a need to know such information; provided that such Party informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.

(c) Securities Filings. A Party may file this Agreement as an exhibit to any relevant filing with the Securities Exchange Commission (or equivalent foreign agency) in accordance with Legal Requirements only after complying with the procedure set forth in this Section 10.3(c). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than fourteen (14) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Legal Requirements. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party. Each Party shall bear its own costs in connection with such efforts.

(d) Other Permitted Disclosures. Nothing herein shall be construed as prohibiting a Party hereunder from using such Confidential Information in connection with (i) any claim against the other Party, (ii) any exercise by a Party hereunder of any of its rights hereunder, a financing or proposed financing by Seller or Buyer or their respective Affiliates, (iv) a disposition or proposed disposition by any direct or indirect Affiliate of Buyer of all or a portion of such Person’s equity interests in Buyer, (v) a disposition or proposed disposition by Buyer of any Bloom System or Facility, or (vi) any disclosure required to be made to a PPA Customer (or otherwise) under a PPA or a Site License, provided that, in the case of items (iii), (iv) and (v), the potential financing party or purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate financings or acquisitions before any such information may be disclosed and a copy of such confidentiality agreement has been provided to the non-disclosing party for informational purposes, which copy of such confidentiality agreement may contain redactions of confidential information relating to the potential financing or purchaser. No disclosures of Confidential Information shall be made by Buyer in exercise of its rights under this Section 10.3(d) until Seller has first had the opportunity to exercise its right to take or purchase the Bloom System in question, if applicable.

ARTICLE XI

LICENSE AND OWNERSHIP; SOFTWARE

Section 11.1 IP License to Use. Subject to Section 11.2, Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, irrevocable (except as described in ARTICLE XII hereof), non-transferable (except as described herein) license to use the Intellectual Property, including Seller’s proprietary Software, contained in the Documentation, the Components and the Facilities purchased hereunder (collectively, “Seller’s Intellectual Property”) in conjunction with the purchase, use, operation, maintenance, repair and, subject to Section 3.6(b), sale of the Bloom Systems and in conjunction with each Facility in accordance with the terms hereof and each PPA and Interconnection Agreement (the “IP License”); provided, that (a) such license may be transferred or sub-licensed upon a transfer of a Bloom System to any Person who acquires such Bloom System, subject to Buyer’s compliance with Section 3.6(b), (b) such license may be transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage to maintain any Facility pursuant to Section 10.2(c), (c) such license may be transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 14.4, and (d) in the event of a voluntary or involuntary Bankruptcy of Buyer, Seller hereby expressly consents to the assumption and assignment of the IP License by Buyer as necessary to allow Buyer’s continued use of each Bloom System and/or Facility in accordance with the terms hereof and, as applicable, each PPA and Interconnection Agreement. Seller shall retain all right, title and ownership of any and all Intellectual Property licensed by Seller hereunder. No right, title or interest in any such Intellectual Property is granted, transferred or otherwise conveyed to Buyer under this Agreement except as otherwise expressly set forth herein. Buyer shall not, except as otherwise provided herein, modify, network, rent, lease, loan, sell, distribute or create derivative works based upon Seller’s Intellectual Property in whole or part, or cause or knowingly allow any third party to do so.

Section 11.2 Grant of Third Party Software License.

(a) Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, irrevocable (except as described in ARTICLE XII hereof), non- transferable (except as described herein) license to use the third party Software (the “Software License”); provided, that (i) such license may be transferred or sub-licensed upon a transfer of a Bloom System to any Person who acquires such Bloom System, (ii) such license may be transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage to maintain any Facility pursuant to Section 10.2(c), and (iii) such license may be transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 14.4. No right, title or interest in any Software provided to Buyer (including all copyrights, patents, trade secrets or other intellectual or intangible property rights of any kind contained therein) is granted, transferred, or otherwise conveyed to Buyer under this Agreement except as expressly set forth herein. Buyer agrees not to reverse engineer or decompile the Software or otherwise use the Software for any purpose other than in connection with the use of the Facilities. Further, Buyer shall not modify, network, rent, lease, loan, sell, distribute or create derivative works based upon the Software in whole or part, or cause or knowingly allow any third party to do so.

(b) All data collected on the Facilities by Seller using the Software and data collected on the Facilities using Seller’s internal proprietary Software are the sole property of Seller to be used by Seller in accordance with Legal Requirements, and Seller hereby grants to Buyer a limited, non-exclusive, irrevocable (except as set forth in ARTICLE XII hereof), royalty- free license to use the data collected on the Facilities using such Software or Seller’s internal proprietary software only for purposes of using such Facilities and administering the Transaction Documents or as required pursuant to the terms of any PPA, Site License or Interconnection Agreement, provided the provisions of ARTICLE X on confidentiality are maintained.

Section 11.3 Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement by Seller are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and of any similar provisions of applicable laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced by or against Seller under the Bankruptcy Laws (excluding a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code if Seller is continuing to perform all of its obligations under this Agreement), Seller (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee under the Bankruptcy Laws) shall, as Buyer may elect in a written request, immediately upon such request:

(a) perform all of the obligations provided in this Agreement to be performed by Seller including, where applicable, providing to Buyer portions of such intellectual property (including embodiments thereof) held by Seller and such successors and assigns or otherwise available to them and to which Buyer is entitled to have access under this Agreement; and

(b) not interfere with the rights of Buyer under this Agreement, or the Transaction Documents, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in the Bankruptcy Laws.

Section 11.4 No Software Warranty. Buyer acknowledges and agrees that the use of the Software is at Buyer’s sole risk. The Software and related documentation are provided “AS IS” and without any warranty of any kind and Seller EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 11.5 IP Related Covenants. If Seller grants, bargains, sells, conveys, mortgages, assigns, pledges, warrants or transfers any Intellectual Property or Software that is required (a) for Seller or its Affiliates to perform their respective obligations under the Transaction Documents or (b) for the continued maintenance and operation of the Facilities without a material decrease in performance of the Facilities, Seller shall cause such act or transaction to be subject to the grant of the IP License and Software License under this Agreement.

Section 11.6 Representations and Warranties. Seller represents and warrants to Buyer as of the Original PUMA Agreement Date and as of each Purchase Date as follows with respect to all Intellectual Property that is required (i) for Seller or its Affiliates to perform their respective obligations under the Transaction Documents, and (ii) for the continued operation of the Facilities in accordance with the Transaction Documents, the PPAs and the Interconnection Agreements without a material decrease in performance of the Facilities:

(a) Seller owns or has the right to use and to authorize Buyer to use all such Intellectual Property and Software; and

(b) Seller and its Affiliates are not infringing on any Intellectual Property of any third party with respect to the actions described in subsection (i) and (ii) of Section 11.6 and the Facilities do not infringe on any Intellectual Property of any third party.

Notwithstanding the foregoing, Seller makes no representations or warranties regarding any Intellectual Property rights relating to the Battery Solution other than in respect of the parts or components supplied by Seller or any of its Affiliates to the Battery Solution Manufacturer that are used to manufacture the Battery Solution.

ARTICLE XII

EVENTS OF DEFAULT AND TERMINATION

Section 12.1 Seller Default. The occurrence at any time of any of the following events shall constitute a “Seller Default”:

(a) Failure to Pay. The failure of Seller to pay any undisputed amounts owing to Buyer on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Seller’s failure to cure each such failure within ten (10) Business Days after Seller receives written notice from Buyer of each such failure;

(b) Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Seller to perform or cause to be performed any other material obligation required to be performed by Seller under this Agreement, or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Seller shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Seller Default shall not be deemed to exist during such period; provided, further, that if Seller commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; notwithstanding the foregoing, the cure period set forth above will in no event exceed (and will be deemed modified as necessary to match) the cure period applicable to any particular failure or breach pursuant to a PPA.

(c) Termination Related to Equinix PPA. The termination of (i) this Agreement with respect to any Facilities under the Equinix PPA pursuant to Section 12.7(b) or (ii) the Equinix PPA, in each case relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier that results in a breach of Section 7.1(h)(i) of the Equinix PPA.

(d) Failure to Remedy Injunction. The failure of Seller to remedy any injunction that prohibits Buyer’s use of any Facility as contemplated by Section 13.1 within sixty (60) days of Seller’s receipt of written notice of Buyer being enjoined therefrom; or

(e) Bankruptcy. If Seller (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver of the whole or any substantial part of its assets; (v) has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; or if (vi) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Seller’s assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or (vii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Seller’s assets and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control.

Section 12.2 Buyer Default. The occurrence at any time of the following events with respect to Buyer shall constitute a “Buyer Default”:

(a) Failure to Pay. The failure of Buyer to pay any undisputed amounts owing to Seller on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Buyer’s failure to cure each such failure within ten (10) Business Days after Buyer receives written notice of each such failure; or

(b) Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Buyer to perform or cause to be performed any material obligation required to be performed by Buyer under this Agreement or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Buyer shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Buyer Default shall not be deemed to exist during such period; provided, further, that if Buyer commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days.

(c) Bankruptcy. If Buyer (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver of the whole or any substantial part of its assets; (v) has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; or if (vi) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Buyer’s assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or (vii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Buyer’s assets and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control.

Section 12.3 Buyer’s Remedies Upon Occurrence of a Seller Default. If a Seller Default has occurred under Section 12.1(e), Buyer may terminate this Agreement by written notice, and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.5. If a Seller Default has occurred under Section 12.1(c), Buyer may, (a) at its option, (1) terminate this Agreement by written notice, and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.5, or (2) terminate this Agreement with respect to any or all of the Facilities installed pursuant to the Equinix PPA and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.5, and (b) require Seller, at Buyer’s option, to repurchase pursuant to Section 12.7(c) the relevant Facilities in respect of which this Agreement is being terminated. If a Seller Default has occurred under Section 12.1(a), Section 12.1(b) or Section 12.1(d), Buyer may terminate this Agreement only with respect to those Facilities for which such Seller Default has occurred by written notice, and (i) assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.5, or (ii) require Seller and, if so required, Seller shall repurchase the relevant Facility in respect of which this Agreement is being terminated from Buyer on an AS IS basis by paying the Refund Value of any such Facility, calculated as of the date of such refund, in which case Seller shall take title to such Facility upon paying the Refund Value, and such Facility shall no longer constitute a portion of the Portfolio; provided, however, that if a Seller Default has occurred under Section 12.1(a) or Section 12.1(b) and remains uncured with respect to ten (10) or more Facilities, then Buyer may terminate this Agreement by written notice with respect to all Facilities. If a Facility will be removed pursuant to this Section 12.3, Seller shall at its sole cost and expense remove the Facility and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable PPA or Site License.

Section 12.4 Seller’s Remedies Upon Occurrence of a Buyer Default. If a Buyer Default has occurred under Section 12.2(c), Seller may terminate this Agreement by written notice, and assert all rights and remedies available to Seller under Legal Requirements subject to the limitations of liability set forth in Section 13.5. If a Buyer Default has occurred Seller may terminate this Agreement only with respect to those Facilities for which a Buyer Default has occurred and remains uncured; provided that if such Buyer Default is a Buyer Default under Section 12.2(a) and has occurred and remains uncured with respect to ten (10) or more Facilities, then Seller may terminate this Agreement with respect to all Facilities not yet paid in full by Buyer by written notice, and assert all rights and remedies available to Seller under Legal Requirements with respect to those Facilities for which a Buyer Default has occurred, subject to the limitations of liability set forth in Section 13.5, including without limitation retaining any prior payments with respect to such Facilities and selling such Facilities to another buyer.

Section 12.5 Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise, including, without limitation, ARTICLE X, ARTICLE XI, and ARTICLE XIII.

Section 12.6 Force Majeure. If either Party is rendered wholly or partially unable to perform any of its obligations under this Agreement by reason of a Force Majeure Event, that Party (the “Claiming Party”) will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided, however, that (a) the Claiming Party, within a reasonable time after the occurrence of such Force Majeure Event gives the other Party notice describing the particulars of the occurrence; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) no liability of either Party for an event that arose before the occurrence of the Force Majeure Event shall be excused as a result of the Force Majeure Event; (d) the Claiming Party shall exercise commercially reasonable efforts to correct or cure the event or condition excusing performance and resume performance of all its obligations; and (e) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the other Party notice to that effect and shall promptly resume performance.

Section 12.7 Termination of Facilities Subject to PPAs.

(a) In the event that a PPA is terminated with respect to a Facility, this Agreement shall be deemed terminated with respect to that Facility and Buyer shall owe Seller no further Services Fees in respect of such Facility for any period from and after the date of termination. For clarity, nothing in this Section 12.7(a) shall limit in any manner any other remedies that may be available to Buyer under this Agreement.

(b) In the event of a Compliance Law Violation (as defined in the Equinix PPA), the Parties will cooperate in good faith to cure such Compliance Law Violation in accordance with the terms of Section 7.1(h)(i) of the Equinix PPA including, without limitation, by ensuring that any individual(s), Seller Affiliate, Service Provider and/or Seller or Seller Affiliate agent, representative or subcontractor at any tier directly involved in the Compliance Law Violation are no longer in any way performing under the Equinix PPA. In the event that, notwithstanding such efforts, such Compliance Law Violation either (i) can only be cured by the termination of Seller’s performance in connection with the Equinix PPA, or (ii) results in the termination of the Equinix PPA, then, in either case, Buyer may terminate this Agreement with respect to any or all Facilities installed pursuant to the Equinix PPA and Buyer shall owe Seller no further Service Fees in respect of such Facility(ies) for any period from and after the date of termination. For clarity, nothing in this Section 12.7(b) shall limit in any manner any other remedies that may be available to Buyer under this Agreement.

(c) In the event that the termination of this Agreement with respect to any Facilities under Section 12.7(a) or Section 12.7(b) results from the default of Seller under this Agreement, including, for clarity, in connection with a breach of Section 7.1(h)(i) of the Equinix PPA, Seller shall, at Buyer’s option, repurchase the relevant Facilities in respect of which this Agreement is being terminated from Buyer on an AS IS basis by paying the Refund Value of any such Facilities, calculated as of the date of such refund, in which case Seller shall take title to such Facilities upon paying the Refund Value, and the applicable Bloom Systems shall no longer constitute a portion of the Portfolio. If a Facility will be removed pursuant to this Section 12.7(c), Seller shall at its sole cost and expense remove (or cause the removal of) the Facility and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable PPA or Site License) from the applicable Site, restoring the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable PPA or Site License.

ARTICLE XIII

INDEMNIFICATION

Section 13.1 IP Indemnity.

(a) Except as expressly limited below, Seller agrees to indemnify, defend and hold Buyer, its members, and their Affiliates and their respective managers, officers, directors, employees and agents harmless from and against any and all Third Party Claims and Indemnifiable Losses (including in connection with obtaining any Intellectual Property necessary for continuation of completion, operation and maintenance of Bloom Systems purchased by Buyer from Seller), arising from or in connection with any alleged infringement, conflict, violation or misuse of any patents, copyrights, trade secrets or other third party Intellectual Property rights by Bloom Systems purchased by Buyer from Seller (or the use, operation or maintenance thereof) or the exercise of the IP License or the Software License granted pursuant to Section 11.1 and Section 11.2 hereunder. Buyer shall give Seller prompt notice of any such claims. Seller shall be entitled to participate in, and, unless in the opinion of counsel for Seller a conflict of interest between the Parties may exist with respect to such claim, assume control of the defense of such claim with counsel reasonably acceptable to Buyer. Buyer authorizes Seller to settle or defend such claims in its sole discretion on Buyer’s behalf, without imposing any monetary or other obligation or liability on Buyer and subject to Buyer’s participation rights set forth in this Section13.1. Buyer shall assist Seller upon reasonable request by Seller and, at Seller’s reasonable expense, in defending any such claim. If Seller does not assume the defense of such claim, or if a conflict precludes Seller from assuming the defense, then Seller shall reimburse Buyer on a monthly basis for Buyer’s reasonable defense expenses of such claim through separate counsel of Buyer’s choice reasonably acceptable to Seller. Even if Seller assumes the defense of such claim, Buyer may, at its sole option, participate in the defense, at Buyer’s expense, without relieving Seller of any of its obligations hereunder. Should Buyer be enjoined from selling or using any Bloom System as a result of such claim, Seller will, at its sole option and discretion, either(i) procure or otherwise obtain for Buyer the right to use or sell the Bloom System; (ii) modify the Bloom System so that it becomes non-infringing but still substantially meets the original functional specifications of the Bloom System (in which event, for the avoidance of doubt, all warranties hereunder shall continue to apply unmodified); (iii) upon return of the Bloom System to Seller, as directed by Seller, provide to Buyer a non-infringing Bloom System meeting the functional specifications of the Bloom System, or (iv) when and if none of the first three options is reasonably available to Seller, authorize the return of the Bloom System to Seller and, upon receipt thereof, return to Buyer all monies paid by Buyer to Seller for the cost of the Bloom Systems and BOF, net of any monies paid by Seller to Buyer for any performance guaranties or other warranty claims; provided that Seller shall not elect the option in the preceding clause (i) without Buyer’s written consent if such election could reasonably be expected to materially decrease Buyer’s revenues or materially increase Buyer’s operating expenses.

(a) THIS INDEMNITY SHALL NOT COVER ANY CLAIM:

(i) for Intellectual Property infringement, conflict, violation or misuse arising from or in connection with any combination made by Buyer of any Bloom System with any other product or products or modifications made by or on behalf of Buyer to any part of the Bloom System, unless (A) such combination or modification is in accordance with Seller’s specifications for the Bloom System, (B) such combination or modification is made by or on behalf of or at the written request of Seller where Seller has requested the specific combination or modification giving rise to the claim by Buyer, or (C) such other product or products would not infringe the Intellectual Property rights of a third party but for the combination with any part of the Bloom System;

(ii) for infringement of any Intellectual Property rights arising in whole or in part from any aspect of the Bloom System which was designed by or requested by Buyer on a custom basis. For the avoidance of doubt, the integration of the Battery Solution into any Facility shall not constitute an alteration designed by or requested by Buyer on a custom basis; or

(iii) for infringement of any Intellectual Property rights arising in whole or in part from any aspect of the Battery Solution (unless such infringement arises in whole or in part from any aspect of the parts or components supplied by Seller or any of its Affiliates to the Battery Solution Manufacturer that are used to manufacture the Battery Solution).

Section 13.2 Indemnification of Seller by Buyer. Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnitee arising out of a claim by a third party (other than a claim for Seller Indemnitee’s breach of any contract to which a Seller Indemnitee is a party) and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Seller Indemnitee to the extent arising out of or in connection with (a) the negligent or intentional acts or omissions of Buyer or its subcontractors, agents or employees or others under Buyer’s control (excluding Seller and any Seller Affiliate) or breach by Buyer of its representations, warranties or obligations under any Transaction Document, or (b) operation of Bloom Systems by any party other than Seller or an Affiliate or subcontractor of Seller after such Bloom Systems have been purchased by Buyer pursuant to this Agreement (but subject to Seller’s warranties, covenants and indemnities under this Agreement and any other Transaction Document to which Seller is a party); provided that Buyer shall have no obligation to indemnify Seller to the extent caused by or arising out of (i) any negligence, fraud or willful misconduct of any Seller Indemnitee or the breach by Seller or any Seller Indemnitee of its covenants, representations and warranties under this Agreement or in any Payment Certificate, or (ii) any operation of Bloom Systems by a party outside of Buyer’s control or direction or by a party taking such action despite Buyer’s reasonable efforts to prevent the same.

Section 13.3 Indemnification of Buyer by Seller.

(a) Seller shall indemnify, defend and hold harmless Buyer, its members, managers, officers, directors, employees, Affiliates and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee arising out of (1) a claim by a third party (other than a claim for Buyer Indemnitee’s breach of contract (other than any breach by a Buyer Indemnitee of any PPA or Site License based on any breach by Seller of its obligations under this Agreement to perform obligations under such PPA or Site License on behalf of Buyer)) and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Buyer Indemnitee to the extent arising out of or in connection with the negligent or intentional acts or omissions of Seller or its subcontractors, agents or employees or others under Seller’s control (other than matters addressed separately in Section 13.1, which shall be governed by the terms thereof), (2) a breach by Seller of its representations, warranties or obligations under any Transaction Document or in any Payment Certificate, including any breach of a PPA or Site License relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier in respect of EPC Services or Facility Services that Seller is obligated to perform on behalf of Buyer in fulfillment of such obligations under the PPA or Site License including, for clarity, a breach of Section 7.1(h)(i) of the Equinix PPA relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier, or (3) any injury, death, or damage to property caused by a defect in a Facility; provided that, Seller shall have no obligation to indemnify Buyer to the extent caused by or arising out of any negligence, fraud or willful misconduct of a Buyer Indemnitee, the breach by Buyer or any Buyer Indemnitee of its covenants, representations and warranties under this Agreement or the inability of Buyer to ultimately utilize any tax benefits.

(b) Except as otherwise set forth in this Agreement, in the event that Buyer incurs any liability, cost, loss or expense to a PPA Customer (including relating to a breach of a PPA or Site License) in relation to the repurchase by or return to Seller of any Bloom System under this Agreement, Seller shall indemnify and hold Buyer harmless for any such liability, cost, loss or expense incurred by Buyer.

(c) Seller acknowledges and agrees that each PPA Customer is an intended third party beneficiary of Seller’s indemnification obligations in favor of the Buyer Indemnitees and that Buyer may, at its sole option, elect to assign to a PPA Customer the right to seek indemnification directly from Seller in the event that Buyer owes to such PPA Customer any indemnification obligations arising out of any actions or inactions of Seller under this Agreement that give rise to an indemnification obligation of Seller in favor of any Buyer Indemnitee.

Section 13.4 Indemnity Claims Procedure. Except as otherwise provided in Section 13.1, if any indemnifiable claim is brought against a Party (the “Indemnified Party”), then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the reasonable opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s reasonable defense expenses through separate counsel of the Indemnified

Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnifying Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder.

Section 13.5 Limitation of Liability.

(a) Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party for an amount in excess of the Maximum Liability unless and to the extent such liability is the result of (A) fraud, willful default, willful misconduct, or gross negligence of a Party or that Party’s employees, agents, subcontractors (except that for the purposes of this provision, Seller and its employees, agents and subcontractors will not be deemed to be employees, agents or subcontractors of Buyer), (B) a Third Party Claim, (C) a claim of Seller against Buyer for Buyer’s failure to pay the Service Fees or Purchase Price for any Facility (which amounts shall not be included in calculating Buyer’s Maximum Liability), (D) a claim with respect to injury to or death of any individual, (E) Seller’s abandonment to the extent constituting a repudiation of this Agreement in respect of all or any part of the Facilities, (F) events or circumstances in respect of which insurance proceeds are available or that would have been available but for a failure by Seller to maintain, or comply with the terms of, insurance that it is required to obtain and maintain under this Agreement, and any amounts so received will not be included when calculating Seller’s Maximum Liability, (G) a claim of Buyer against Seller for Seller’s breach of a Fundamental Representation, (H) any purchase price adjustment pursuant to Section 2.7 or Section 2.8, (I) any Indemnifiable Losses asserted against or suffered by Buyer in connection with the LREC Contract, or (J) any Indemnifiable Losses asserted against or suffered by Buyer in connection with a breach of Section 7.1(h)(i) of the Equinix PPA relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier. Subject always to the Maximum Liability limitations set forth in the preceding sentence, except for damages or amounts specifically provided for in this Agreement or in connection with the indemnification for damages awarded to a third party under a Third Party Claim, damages hereunder are limited to direct damages, and in no event shall a Party be liable to the other Party, and the Parties hereby waive claims, for indirect, punitive, special or consequential damages or loss of profits; provided, however, that the loss of profits language set forth in this Section 13.5(a) shall not be interpreted to exclude from Indemnifiable Losses any losses arising as a result of (i) the loss or recapture of any ITC, or (ii) in connection with a breach of Section 7.1(h)(i) of the Equinix PPA relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier. Notwithstanding anything to the contrary set forth herein, in no event shall the limitation of liability set forth above as it pertains to Seller limit Seller’s obligations to Buyer for any payments owed by Seller to Buyer regarding (i) the Refund Value of any Facility(ies), (ii) Performance Guaranty payments, (iii) liability for any PPA Warranties that Seller has incurred pursuant to Section 5.8, (iv) Indemnifiable Losses arising from the loss or recapture of any ITC, and/or any Indemnifiable Losses asserted against or suffered by Buyer in connection with the LREC Contract or in connection with a breach of Section 7.1(h)(i) of the Equinix PPA relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier. Any amounts paid or payable by Seller to Buyer as described in clauses

(i) through (v) of the preceding sentence will not be included when calculating Seller’s Maximum Liability.

(b) Each Party hereby waives any claim under this ARTICLE XIII irrespective of the legal theory under which it is brought to the extent such claim is covered by the insurance of the claiming Party.

Section 13.6 Liquidated Damages; Estoppel. The Parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages that would or may be incurred by Buyer as a result of the Portfolio’s failure to satisfy any Capacity Warranty. It is therefore understood and agreed by the Parties that: (a) Buyer may be damaged by Seller’s failure to satisfy either Capacity Warranty; (b) it would be impractical or impossible to fix the actual damages to Buyer resulting therefrom; and (c) any cash payments in respect of a claim under the Performance Guaranty and any Refund Values payable to Buyer under Section 5.7 for failure to meet such obligations are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that Buyer may reasonably be anticipated to incur by such failure. Seller hereby (i) waives any argument that its failure to comply with its obligations set forth in Section 5.7 would not cause Buyer irreparable harm, (ii) agrees that it shall be estopped from arguing the invalidity, or otherwise questioning the reasonableness, of the liquidated damages provided for herein, and (iii) agrees that it will consent to the entry of judgment ordering payment of such liquidated damages in any court of competent jurisdiction. Seller and Buyer each agree that Buyer shall be under no obligation to submit any dispute regarding the payment of any Refund Value when due to the dispute resolution mechanism set forth in Section 14.5, but may rather immediately pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 14.6 herein.

Section 13.7 Survival. The Parties’ respective rights and obligations under this ARTICLE XIII shall survive any total or partial termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

Section 14.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

Section 14.3 Notices. All notices, provisions of Documentation, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment or by electronic mail, or when delivered if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof and that any notice provided by electronic mail will be followed promptly by another form of notice consistent with this Section 14.3 and will be effective when such follow-up notice is deemed effective):

To Seller:	Bloom Energy Corporation 1299 Orleans Drive Sunnyvale, CA 94089-1137 Attention: [***] Telephone: [***] Fax: [***] Email: [***]

To Buyer:

2016 ESA Project Company, LLC

c/o Southern PowerSecure Holdings, Inc.

c/o PowerSecure International, Inc.

1609 Heritage Commerce Ct.

Wake Forest NC 27587

Attention: President and Chief Executive Officer

Email: [***]

and to:

Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Bin SC 1203 Atlanta, GA 30308 Attention: General Counsel Email: [***]

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 150 Fayetteville Street, Suite 2300 Raleigh, NC 27601 Attention: [***] Telephone: [***] Email: [***]

Section 14.4 Assignment; Subcontractors.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party (to be granted in the other Party’s sole discretion), provided that (i) Buyer may assign its indemnification rights to PPA Customers as set forth in Section 13.3 upon notice to Seller,

[***] Confidential Treatment Requested	66

(ii) Buyer may assign all of its right, title and interest in and to this Agreement to an Affiliate wholly owned (directly or indirectly) by The Southern Company without the prior consent of Seller (provided that such assignee Affiliate shall assign this Agreement back to the Buyer at any future date that such assignee is no longer an Affiliate of the Buyer), (iii) Buyer may make such an assignment without Seller’s consent to a successor to substantially all of Buyer’s business, whether in a merger, sale of stock, sale of assets or other transaction (other than a transaction with an entity that is a competitor of Seller or its Affiliates, unless consented to under the provisions of paragraph (b)), and (iv) Seller shall be entitled to subcontract any of its obligations under this Agreement without consent (except as set forth in Section 4.6) or to assign its obligations under this Agreement to an Affiliate under common ownership with Seller, provided further that (i) such assignment or subcontracting shall not excuse Seller from the obligation to competently perform any subcontracted or assigned obligations or any of its other obligations under the Agreement and (ii) nothing in this Agreement shall be deemed to require the consent of any party with respect to any change in control, merger or sale of all or substantially all of the assets of The Southern Company or Seller. Any purported assignment or delegation in violation of this Section shall be null and void.

(b) In the event of an assignment by Buyer or other transaction described in paragraph (a)(iii), Buyer shall notify Seller of the identity of the proposed assignee or successor in writing, and Seller shall have the right to consent to such assignment or transaction in the event that Seller reasonably believes such proposed assignee to be a competitor of Seller. Seller shall notify Buyer of its determination within ten (10) Business Days of receipt of notice from Buyer hereunder. If Seller notifies Buyer that it has determined that the proposed assignee is a competitor of Seller and that Seller is electing to withhold consent, then Buyer shall be prohibited from consummating the proposed transaction unless it has been finally determined that such proposed assignee is not a competitor of Seller.

(c) Any disputes regarding Seller’s determination of a proposed assignee as a competitor to Seller shall be resolved as follows:

(i) Buyer will promptly provide written notification of the dispute to Seller within five (5) Business Days after notice by Seller that it has determined the proposed assignee to be a competitor and that it is withholding its consent. Thereafter, a meeting shall be held promptly between the Parties, attended by Seller’s Chief Financial Officer and Buyer’s Chief Financial Officer, to attempt in good faith to negotiate a resolution of the dispute, provided, that either Party may elect to escalate the dispute to the Parties’ respective Chief Executive Officer at any time.

(ii) If the Parties are not successful in resolving a dispute within ten (10) Business Days of the meeting called for above, the dispute shall be submitted, within ten (10) Business Days thereafter, to a mediator with energy industry experience. The Parties shall cooperate with and provide such documents, information and other assistance as is requested by the mediator to assist in efforts to resolve the dispute. The costs of the mediator shall be borne equally by the Parties.

(iii) If efforts to mediate are not successful within thirty (30) days of submitting the dispute to the mediator, both Parties will retain all legal remedies available to them.

Section 14.5 Dispute Resolution; Service of Process.

(a) Except as provided in Section 13.6 and Section 14.4, in the event a dispute, controversy or claim arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide written notification of the dispute to the other Party within ten (10) days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the Parties are not successful in resolving a dispute within twenty-one (21) days of such meeting, then, subject to the limitations on remedies set forth in Section 12.3 and Section 12.4 and ARTICLE XIII, either Party may pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 14.6 herein.

(b) In the event of any dispute arising out of or relating to this Agreement, each Party hereby consents to service of process made to the addressees set forth in Section 14.3 herein either by overnight delivery by a nationally recognized courier or by certified first class mail, return receipt requested, and hereby acknowledges that service by such means shall constitute valid and lawful service of process against the Party being served.

Section 14.6 Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 14.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile (or portable document format) will be considered original signatures, and each Party shall thereafter promptly deliver original signatures to the other Party.

Section 14.8 Interpretation. The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 14.9 Entire Agreement. The Transaction Documents and the exhibits, schedules, documents, certificates and instruments referred to therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those repeated in this Agreement and any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for this clause (a), might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

Section 14.10 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 14.12 Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

Section 14.13 Independent Contractors. The Parties acknowledge that, save as expressly set out in this Agreement to the contrary, each Party is entering into this Agreement as an independent contractor and nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint ventures or anything other than independent contractors. For clarity, notwithstanding anything to the contrary herein, including Seller’s obligation to perform on behalf of Buyer certain of Buyer’s obligations under PPAs and Site Licenses, neither Seller nor any of its employees, agents, subcontractors or representatives shall be considered an employee, agent, subcontractor or representative of, nor under the control of, Buyer under this Agreement.

Section 14.14 Limitation on Export. Buyer agrees that it will not export, re-export, resell, ship or divert directly or indirectly any Facility or any part thereof in any form or technical data or Software furnished hereunder to any country prohibited by the United States Government or any other Governmental Authority, or for which an export license or other Governmental Approval is required, without first obtaining such license or approval.

Section 14.15 Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

Section 14.16 No Rights in Third Parties. Except as otherwise specified herein, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.

Section 14.17 Amendment and Restatement of Original PUMA. By their execution and delivery of this Agreement, the Parties hereby amend and restate in its entirety the Original PUMA. From and after the date hereof, (a) the Parties’ mutual understanding of each of the matters set forth herein shall be governed by the terms of this Agreement, and (b) any reference to the Original PUMA in any other agreement(s) shall be understood to refer to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this First Amended and Restated Purchase, Use and Maintenance Agreement to be signed by their respective duly authorized officers as of the Agreement Date.

BUYER:	SELLER:

2016 ESA PROJECT COMPANY, LLC	BLOOM ENERGY CORPORATION
a Delaware limited liability company	a Delaware corporation

By:	/s/ Eric Dupont	By:	/s/ Randy Furr
Name: Eric Dupont		Name: Randy Furr
Title: Chief Financial Officer		Title: Chief Commercial Officer

[Signature Page to First Amended and Restated Purchase, Use and Maintenance Agreement]

Annex A

Minimum Power Product Example Calculation

Sample Performance Warranty Example Calculation

Assumptions
Number of Facilities in Portfolio	46
System Capacity (per Facility)	200	kW
Performance Warranty	86%

Minimum Power Product Analysis

Minimum Power Product	7,912	kW

Sample Performance Guaranty Example Calculation

Assumptions
Number of Facilities in Portfolio	46
System Capacity	200	kW
Performance Warranty	95%

Minimum Power Product Analysis

Minimum Power Product	8,740	kW

ANNEX A-1

Annex B

Insurance

Insurance. At all times during the Term, without cost to Buyer, Seller shall maintain in force and effect the following insurance, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to Buyer written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change or if notice from the insurer to Buyer of material adverse change is not available on commercially reasonable terms then Seller shall provide Buyer with such notice as soon as reasonably possible after becoming aware of such change:

(a) Worker’s Compensation Insurance as required by the laws of the state in which Buyer’s facilities are located;

(b) Employer’s liability insurance with limits at policy inception not less than One Million Dollars ($1,000,000.00);

(c) Commercial General Liability Insurance, including bodily injury and property damage liability (arising from premises, operations, contractual liability endorsements, products liability, or completed operations) with limits not less than Two Million Dollars ($2,000,000.00) at policy inception;

(d) If there is exposure, automobile liability insurance in accordance with prudent industry practice with a limit of not less than One Million Dollars ($1,000,000.00), combined single limit per occurrence;

(e) Umbrella liability insurance acting in excess of underlying employer’s liability, commercial general liability and automobile liability policies with limits not less than Fifteen Million Dollars ($15,000,000.00), except that any subcontractors shall be required to maintain such insurance with limits of not less than Three Million Dollars ($3,000,000.00);

(f) Professional errors and omission insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence;

(g) Environmental/pollution liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per claim;

(h) All Risk property insurance on the Facilities, including Builder’s Risk/Installation Coverage, with replacement costs and a delay in startup component; and

(i) Marine Cargo - Transit coverage (including air, land and ocean cargo, as applicable) on an “all-risk” basis and a “warehouse to warehouse” basis with a per occurrence limit equal to not less than 110% of the value including transit and insurance of such shipment involving the Facility at all times for which the Seller bears or has accepted risk of loss or has responsibility for providing insurance. Coverage shall include loading, unloading and temporary storage (as applicable). Coverage shall be maintained in accordance with prudent industry practice in all regards with per occurrence deductibles of not more than $50,000 for physical damage and other terms and conditions acceptable to the Buyer.

ANNEX B-1

Seller shall cause Buyer to be included as additional insured to all insurance policies required in accordance with the provisions of this Agreement except for worker’s compensation. The required insurance must be written as a primary policy not contributing to or in excess of any policies carried by Seller, and each must contain a waiver of subrogation, in form and substance reasonably satisfactory to Buyer, in favor of Buyer.

The insurances contemplated in this clause are primary. The Parties acknowledge that, if a claim is made under any of the insurances contemplated in this Agreement, it is their intention that the insurer cannot require the Party first to exhaust indemnities referred to in this Agreement before the insurer’s obligation to perform is mature, subject to the insurer’s later pursuing subrogation, in which event any recovery will be credited by such insurer pro tanto in favor of the policyholder. The general liability and umbrella liability insurances required by this agreement shall provide blanket contractual coverage to the full policy limit. Where applicable, each of these insurances will:

(a) be effected with an insurer reasonably acceptable to Buyer;

(b) contain a waiver of subrogation in favor of Buyer;

(c) contain deductibles in accordance with prudent industry practice and approved by Buyer acting reasonably; and

(d) include a provision that such insurance is primary insurance with respect to the interests of Buyer and Seller and that any other insurance maintained by Buyer is excess and not contributory insurance with the insurances required under this Agreement.

Seller shall provide Buyer with evidence of compliance with these insurance requirements when requested by Buyer from time to time on a reasonable basis.

ANNEX B-2

Annex C

Capacity Warranty Claim Example Calculation and Amounts Payable

Quarterly Performance Warranty Claim Example Calculation

Assumptions
Number of Systems	46
System Capacity	200	kW
Hours/Day	24	Hours
Measurement Period	90	Days
Force Majeure Outage in Period(1)	5	Hours
PPA Customer Outage in Period(1)	0	Hours
Legal/Grid Outage in Period(1)	0	Hours
Battery Solution Outage in Period(1)	0	Hours
Starting Performance Warranty Bank Balance	3,985,900	kWh

Quarterly Performance Warranty Analysis
Minimum kWh(2)	17,050,360	kWh
Actual kWh	15,500,160	kWh
Underperformance (kWh)	1,550,200	KWh

Performance Warranty Bank Adjustment
Starting Balance	3,985,900	kWh
Debit	(1,550,200)	kWh
Ending Balance	2,435,700	kWh

Quarterly Performance Warranty Claim?	NO

(1)	As defined by “Minimum kWh.”

(2)	Minimum kWh = ((Measurement Period Days * 24 Hours/Day) - Force Majeure Hours - PPA Customer Outage Hours - Legal/Grid Outage Hours Battery Solution Outage Hours) * Minimum Power Product(3)

(3)	As calculated per Annex A.

ANNEX C-1

Annual Performance Guaranty Claim Example Calculation

Assumptions

Number of Systems		46

System Capacity		200		kW

Hours/Day		24		Hours

Measurement Period		354		Days

Force Majeure Outage in Period(1)		5		Hours

PPA Customer Outage in Period(1)		0		Hours

Legal/Grid Outage in Period(1)		0		Hours

Battery Solution Outage in Period(1)		0		Hours

Performance Guaranty Payment Rate	$	[	***]	/kWh

Starting Performance Guaranty Bank Balance		2,508,000		kWh

Annual Performance Guaranty Analysis

Minimum kWh(2)	76,518,700	kWh
Actual kWh	72,532,800	kWh
Underperformance (kWh)	3,985,900	kWh

Performance Guaranty Bank Adjustment

Starting Balance	2,508,000	kWh
Debit	(3,985,900)	kWh
Ending Balance	(1,477,900)	kWh

Performance Guaranty Payment(4)	$ [***]

Notes:

(1)	As defined by “Minimum kWh.”

(2)	Minimum kWh = ((Measurement Period Days * 24 Hours/Day) Force Majeure Hours PPA Customer Outage Hours Legal/Grid Outage Hours - Battery Solution Outage Hours) * Minimum Power Product(3)

(3)	As calculated per Annex A.

[***] Confidential Treatment Requested

ANNEX C-2

Performance Guaranty Payment = (absolute value of Performance Guaranty Bank ending balance) * (Performance Guaranty Payment Rate). Following such payment, the Performance Guaranty Bank balance is increased to zero.

ANNEX C-3

Annex D

List of PPAs

Updated as of: June 26, 2017

1.	That certain Energy Server Use and License Agreement, dated as of September 17, 2015, by and between Home Depot U.S.A., Inc. and Buyer (the “Home Depot PPA”).

2.	That certain Master Fuel Cell Energy Services Agreement, Contract Number 17012, dated as of June 30, 2016, by and among Kaiser Foundation Hospitals, Kaiser Foundation Health Plan, and Buyer.

3.	That certain Master Fuel Cell Energy Services Agreement, Contract Number 17013, dated as of June 30, 2016, by and among Kaiser Foundation Hospitals, Kaiser Foundation Health Plan, and Buyer.

4.	That certain Energy Server Use Agreement, dated as of September 27, 2016, by and between FedEx Ground Package System, Inc. and Buyer (the “FedEx PPA”).

5.	That certain Energy Server Use and License Agreement, dated as of September 30, 2016, by and between [***] and Buyer.

6.	That certain Energy Server Use and License Agreement, dated as of February 15, 2017, by and between Home Depot U.S.A., Inc. and Buyer.

7.	That certain Energy Server Use and License Agreement, dated as of March 14, 2017, by and between San Diego Community College District and Buyer.

8.	That certain Energy System Use Agreement, dated as of March 24, 2017, by and between AT&T Corp. and Buyer (the “AT&T PPA”).

9.	That certain Energy Server Use and License Agreement, dated as of May 31, 2017, by and between Equinix, Inc. and Buyer (the “Equinix PPA”).

[***] Confidential Treatment Requested

ANNEX D-1

Exhibit A

Specifications

For the Battery Solution:

Energy storage [***]: [***]W-hours of beginning of life capacity. A typical Home Depot installation might use [***] for [***]kW- hours of beginning of life capacity in order to achieve contract targets of [***] kW-hours.

Power discharge [***]: [***]kW per [***]; [***]kW per [***]. A typical Home Depot installation will have a [***]kW discharge capability.

Power charge [***]: [***]kW per [***]; [***]kW per [***]. A typical Home Depot installation will have a [***]kW charge capability.

Cabinet dimensions: The team will work to find the most space efficient solution. A cabinet which holds [***]kW-hours of storage and associated power electronics and air handling would have approximate dimension of: 36” in depth; 42” in width and 96” in height.

Cabinet environmental rating: Outdoor rated; [***]° C to [***]° C.

For the Bloom Systems

System Capacity: Configuration-dependent. Each Facility will be composed of an appropriate number of Bloom Systems in order to achieve the desired System Capacity.

Electrical Connection: 480 V, 3-phase, 60 Hz

Fuels: Natural Gas, Directed Biogas

Input Fuel Pressure: 10-18 psig (15 psig nominal)

Water: None during normal operation

NOx: < 0.01 lbs/MWh

Sox: Negligible

CO: < 0.05 lbs/MWh

VOCs: < 0.02 lbs/MWh

Weight: 14.3 tons

Dimensions (variable layouts): 14’9” x 8’9” x 7’ or 29’6” x 4’5” x 7’5”

Temperature Range: -20° to 45° C

Humidity: 0% to 100%

Location: Outdoor

Noise: < 70 dBA @ 6 feet

[***] Confidential Treatment Requested

Exhibit A-1

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE, dated as of [  ] [  ], 201_ is made by BLOOM ENERGY CORPORATION, a Delaware corporation (“Seller”), to 2016 ESA PROJECT COMPANY, LLC, a Delaware limited liability company (“Buyer”), and is delivered pursuant to the Purchase, Use and Maintenance Agreement, dated as of October 24, 2016, and amended and restated as of June 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “PUMA”), between Seller and Buyer, in connection with the transfer of the assets described on Exhibit A attached hereto (the “Purchased System”).

Seller hereby assigns, conveys, sells, delivers, sets over and transfers to Buyer, for the consideration, and on the terms and conditions, set forth in the PUMA, all of Seller’s rights, title and interest in, under and to the Purchased System, and Buyer hereby accepts such assignment .

This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of California.

[Signature Page Follows]

[Note to Draft: To be revised as appropriate when used in connection with return of Facilities to Bloom]

Exhibt B-1

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first written above.

SELLER:

BLOOM ENERGY CORPORATION

By:
Name:
Title:

BUYER:

2016 ESA PROJECT COMPANY, LLC

By:
Name:
Title:

Exhibit B-2

Attachment A to Bill of Sale

Purchased System

Exhibit B-3

Exhibit C

Seller Deliverables

Seller shall develop a comprehensive design package consisting of drawings generated in AutoCAD. Design package to accompany appropriate information necessary to support the design and equipment specifications. The drawing package shall consist of the following, as applicable to the scope of work.

Seller shall submit the items listed below prior to or at the Commencement of Operations:

1.	“Issued for Construction Drawing Set” (each of the below delivered, as appropriate and necessary given site design):

a.	Cover sheet

b.	Work site plan (work site and general arrangement drawings)

c.	Grading and drainage plan

d.	Soil erosion and sediment control

e.	Foundation plans and details

f.	Structural plans, details and elevation

g.	[***]

h.	Single-line electrical diagrams

i.	Electrical schematic diagrams

j.	[***]

k.	Network Architecture Drawings

l.	Power and control wiring

m.	Grounding plans

n.	Lightning and surge protection drawings

o.	Wiring Diagrams

p.	Bloom Equipment Specifications

q.	Electrical schematic diagrams

r.	[***]

s.	I/O list

2.	Example screenshot to be delivered by Seller, with details on sample shown below:

[***]

Seller shall submit the items listed below on or before ninety (90) days following the Commencement of Operations:

1.	Third party vendor drawings ([***] battery specifications and drawings to be provided by PowerSecure if applicable)

2.	Safety Documentation for Bloom Personnel and Subcontractors

3.	Final OSHA/Cal-OSHA 300Log (not required to be organized by Site)

[***] Confidential Treatment Requested

Exhibit C-1

4.	Final Incident Reports (to include First Aid logs, Final Root Cause Analysis Reports, and Final Near Miss Reports)

5.	Quality Documentation for Construction activities (if applicable)

6.	As-built drawings

7.	Permitting documentation

Seller will prepare in individually organized volumes of the Seller Deliverables and deliver to Buyer for Buyer’s approval two sets of such required manuals. Seller will prepare and deliver to Buyer two (2) electronic copies on CDs or USB flash drive, at least one of such copy will be in native format (if available to Seller) to allow Buyer subsequently to modify or update the same. Seller shall transfer Seller Deliverables to Buyer and they shall become the sole property of Buyer.

Exhibit C-2

Exhibit D

Form of Payment Notice

To:	2016 ESA PROJECT COMPANY, LLC (Buyer)

This Payment Notice, dated         , 201    , is given pursuant to Section 2.4(c) of the Purchase, Use and Maintenance Agreement between the BLOOM ENERGY CORPORATION (Seller) and Buyer dated October 24, 2016, and amended and restated as of June 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the PUMA). Terms defined in the PUMA have the same meaning where used in this Payment Notice.

Seller hereby notifies Buyer that, in connection with the Invoice Due Date occurring on         , 201    , Buyer shall be obligated to make Purchase Price payments to Bloom in the aggregate amount of $        .

The Purchase Price to be paid by Buyer on the above-mentioned Invoice Due Date is comprised of the following amounts:

1)	$ of Purchase Price payments for a Tranche composed of Facilities with aggregate System Capacity kW, which amount equals [***] percent ([***]%) of the aggregate Purchase Price for the Facilities included in such Tranche.

2)	$ of Purchase Price payments in connection with the Shipment of the final Bloom System to be installed in Facilities with aggregate System Capacity of kW, which amount represents [***] percent ([***]%) of the Purchase Price for those Facilities that have Shipped and were included in a Tranche for which Buyer has previously made a Purchase Price payment, plus 100% of the Purchase Price Adder(s) applicable to such Facilities, if any.

3)	$ of Purchase Price payments in connection with the Shipment of the final Bloom System to be installed in Facilities with aggregate System Capacity of kW, which amount represents [***] ([***]%) of the Purchase Price for those Facilities that have Shipped and were not included in a Tranche for which Buyer has previously made a Purchase Price payment, plus 100% of the Purchase Price Adder(s) applicable to such Facilities, if any.

4)	$ of Purchase Price payments in connection with the Commencement of Operations of Facilities with aggregate System Capacity of kW, which amount represents, [***] ([***]%) of the Purchase Price for such Facilities, plus one hundred percent (100%) of the Taxes to be paid by Buyer pursuant to Section 2.3(c) for such Facilities.

[***] Confidential Treatment Requested

Exhibit D-1

Included with this Payment Notice is supporting documentation (i.e., Seller’s Deposit Milestone Certificates, bills of lading and Seller’s Certificates of Installation) evidencing the achievement of all applicable Milestones achieved by the Tranche and/or Facilities referenced above.

Seller hereby certifies that each of the representations and warranties of Seller in the PUMA is true and correct in all respects as of the date of this Payment Notice.

This Payment Notice may be relied upon by Buyer.

Signed for and on behalf of BLOOM ENERGY CORPORATION

By:

Name:

Title:

Exhibit D-2

Exhibit E

Form of Purchase Order

http://vsaestiva.ps.local/CGI-Bin/htmlos.exe/00118.8.54310867891...

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Purchase Order

Email invoices to: [illegible]

PO# Auto

Show this purchase order number on all correspondence, invoices, shipping papers and packaging

Bill To Add	Date:	Requisitioned by:
Select	10/20/2016	dcall
	Ship To Add: Select	

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RM Number: Select

Delivery Date	FOB Point	Terms	Ship Via	Department
		Select	Ground	Accounts Payable

Item No	Description	Qty.	Category	Unit Price	Ext Price	T?
?	Facilities with aggregate System		Select		0.00	
?	Capacity of [insert Tranche System		Select		0.00	
?	Capacity] kW reflected in Bloom		Select		0.00	
?	Tranche Notice dated [insert date].		Select		0.00	
?			Select		0.00	
?			Select		0.00	
?			Select		0.00	
?			Select		0.00	
?			Select		0.00	
?			Select		0.00	

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Special Instructions

Subtotal $ 0.00

Tax Rate: % **Tax** $ 0.00

Total $ 0.00

Order is to be shipped in accordance with price, delivery, and specifications shown above.
Notify us immediately if you are unable to ship as specified.

Place staff-only comments below.

Attachment Size
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All Items Received? No

Release to Pay? Upon Receipt (If not Upon Receipt, please explain)

Receiving Register

Shipment Item No Description

Receive Notes:

Received
Date Qty Login Name

Goods Received:	0.00
Goods Unreceived:	0.00
Value of Services Received:	0.00
Value of Services Unreceived:	0.00
Value of Goods & Services Received:	0.00
Value of Goods & Services Unreceived:	0.00

Invoice Register

Invoice #	Invoice Date	Amount

Total Invoiced:	0.00
Balance:	0.00

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Exhibit E-1

Exhibit F

Form of Seller’s Deposit Milestone Certificate

To:	2016 ESA PROJECT COMPANY, LLC (Buyer)

This Deposit Milestone Certificate, dated         , 201    , is given pursuant to paragraph (c) of the definition of Deposit Milestone Requirements in the Purchase, Use and Maintenance Agreement between the BLOOM ENERGY CORPORATION (Seller) and Buyer dated October 24, 2016, and amended and restated as of June 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the PUMA).

Terms defined in the PUMA have the same meaning where used in this Certificate.

This certificate is provided in respect of a Tranche with aggregate System capacity of      kW (the “Subject Tranche”).

Seller hereby certifies that in respect of the Subject Tranche:

(1) Seller, on Buyer’s behalf, has received approval of site plans and single-line drawings from one or more PPA Customers for Facilities with aggregate System Capacity equal to or greater than the aggregate System Capacity of such Subject Tranche (and all previously-invoiced Tranches);

(2) Seller has received all materials required for the commencement of fabrication of Bloom Systems with aggregate System Capacity equal to or greater than the aggregate System Capacity such Subject Tranche, and all materials required as of such time to allow for completion of such fabrication in order to achieve Commencement of Operations of such Facilities (and all previously-invoiced Tranches) within ninety (90) days hereof; and

(3) Each of the representations and warranties of Seller in the PUMA is true and correct in all respects as of the date of this Seller’s Deposit Milestone Certificate.

Exhibit F-1

This Deposit Milestone Certificate may be relied upon by Buyer.

Signed for and on behalf of BLOOM ENERGY CORPORATION

By:

Name:

Title:

Exhibit F-2

Exhibit G

Form of Tranche Notice

To:	2016 ESA PROJECT COMPANY, LLC (Buyer)

This Tranche Notice, dated         , 201    , is given pursuant to Section 2.2 of the Purchase, Use and Maintenance Agreement between the BLOOM ENERGY CORPORATION (Seller) and Buyer dated October 24, 2016, and amended and restated as of June 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the PUMA). Terms defined in the PUMA have the same meaning where used in this Tranche Notice.

Seller hereby notifies Buyer that Seller expects that Facilities with aggregate System Capacity of     kW will be included in a Tranche that Seller reasonably expects will satisfy the applicable Deposit Milestones in such the [1st / 2nd / 3rd / 4th ] Calendar Quarter of 201    .

Seller hereby certifies that, as of the date of this Tranche Notice, no Seller Default has occurred and is continuing under the PUMA.

This Tranche Notice may be relied upon by Buyer.

Signed for and on behalf of BLOOM ENERGY CORPORATION

By:

Name:

Title:

Exhibit G-1

Exhibit H

Form of Seller’s Certificate of Installation

To:	2016 ESA PROJECT COMPANY, LLC (Buyer)

This Certificate is given pursuant to paragraph (e) of the definition of Commencement of Operations in the Purchase, Use and Maintenance Agreement between the BLOOM ENERGY CORPORATION (Seller) and Buyer dated October 24, 2016, and amended and restated as of June 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the PUMA).

Terms defined in the PUMA have the same meaning where used in this Certificate. This certificate is provided in respect of the Facility(ies) set forth on Exhibit A hereto.

Seller hereby certifies that in respect of each Facility:

1.	Each Bloom System comprising the Facility has been installed, commissioned and tested in accordance with the Performance Standards and all other requirements of the PUMA;

2.	Seller has performed and successfully completed all necessary acts under the applicable Interconnection Agreement (including performance testing) and has obtained permission from the applicable Person granting Buyer permission to interconnect such Facility with the distribution or transmission facilities of the Transmitting Utility;

3.	All BOF and BOF Work necessary for the operation of the Facility has been installed, commissioned and tested in accordance with the Performance Standards and all other requirements of the PUMA; and

4.	Each of the representations and warranties of Seller in the PUMA is true and correct in all respects as of the date of this Seller’s Certificate of Installation.

Exhibit H-1

This Certificate may be relied upon by Buyer.

Signed for and on behalf of BLOOM ENERGY CORPORATION

By:
Name:
Title:

Exhibit H-2

ATTACHMENT A

COMPLETED FACILITIES

Table 1

Facility List

Serial No.	Location of Facility	Unit Model	System Capacity (kW-AC)

Exhibit H-3

Exhibit I

[Reserved]

Exhibit I-1

Exhibit J

Seller Corporate Safety Plan

Seller will maintain and adhere to a Seller Corporate Safety Plan at all times during the term of this Agreement. Such plan will be maintained, in writing, at Seller corporate headquarters and will include, without limitation programs with respect to:

•	Contractor Environmental Health & Safety Program

•	Contractor Environmental Health & Safety Program

•	Injury and Illness Prevention Program

•	Heat Illness Prevention Program

•	Emergency Action and Fire Prevention Plan

•	Hazard Communication Program

•	Corporate Electrical Standard – Specific Electrical Safe Work Practices

•	Electrical Safety Awareness

•	Lockout/Tagout

•	Fall Protection Program (Working at Heights)

•	Ladder Safety Program

•	Powered Industrial Trucks (PIT)

•	Hoist Safety Program

•	Personal Protective Equipment (PPE)

•	Respiratory Protection Program

•	Hearing Conservation Program

•	Hand and/or Powered Tools Safety Program

•	Hot Work Process

•	First Aid / CPR Program

Exhibit J-1

Exhibit K

Subcontractor Quality Plan

Seller will adhere to the following standards and processes as applicable when engaging subcontractors for performance under this Agreement.

•	General contractors will be subject to the terms and conditions set forth in The American Institute of Architects Document A107 – 2007 as amended in certain cases

•	General contractors are required to complete a Bloom Energy Contractor Qualification Training Program

•	General contractor superintendents and foremen must be certified and qualified by Seller to be on site

•	Standard safety protocols will be observed at all times:

•	Site superintendents are OSHA30 certified

•	Seller superintendents ensure general contractors follow all local and state OSHA and owner requirements

•	Confirmation of “Injury and Illness Prevention Program”

•	Seller included in the ISN program – 3rd party safety evaluation

•	A project superintendent assigned by Seller will review subcontractor work according to a standard site verification check list

•	Contractors will submit Contractor Quality Guarantees for each site providing written verification of points of assurance including torques per site, Megger testing and line flushing

•	Prestart verification conducted for all sites to review and confirm the quality of subcontractor work

•	Prior to commencement of operations, Seller conducts an “OK to Start” meeting during which subcontractor quality of work is reviewed and confirmed as resolved

•	All incidents are logged in a database and reviewed on an ongoing basis by Seller quality management as well as at the OK to Start meeting

•	Quarterly business reviews conducted with general contractors to formally review incident data and mitigate process and workmanship issues.

Exhibit K-1

Exhibit L

[Reserved]

Exhibit L-1

Exhibit M

Parties’ Managers and Service Fees

Seller’s Initial Operations Manager: [***]

Buyer’s Initial Buyer Manager: [***]

Service Fees:

Calendar Months since Commencement of Operations for the applicable Facility	Rate ($/kW)
1 through 12	$0.000
12 through 24	$14.600
25 through 36	$23.725
37 through 48	$23.725
49 through 60	$23.725
61 through 72	$23.725
73 through 84	$23.725
85 through 96	$23.725
97 through 108	$23.725
109 through 120	$23.725
121 through 132	$23.725
133 through 144	$23.725
145 through 156	$14.600
157 through 168	$14.600
169 through 180	$14.600
181 through 192	$14.600
193 through 204	$14.600
205 through 216	$14.600
217 through 228	$14.600
229 through 240	$14.600

In addition, Services Fees for such Facility shall be increased by an amount equal to $1.639/kWh per month for months 1 through 180 and $0.556/kWh per month for months 181 through 240 of rated capacity of the Battery Solution if such Facility includes a Battery Solution.

Exhibit M-1

[***] Confidential Treatment Requested

In addition, from and after the thirteenth (13th) calendar month after Commencement of Operations for a Facility, Services Fees for such Facility shall be increased by an amount equal to:

-	$833.333 per AOM per calendar month;

-	$5.4167/kW of System Capacity per calendar month if such Facility includes a Low- Pressure Gas Booster;

-	$1,250 per UPM per calendar month if such Facility includes UPM(s) but no AOM(s);

-	$833.33 per UPM per calendar month if such Facility includes UPM(s) and AOM(s).

Exhibit L-2

SCHEDULE 3.3

DESIGN AND INSTALLATIONS PROCEDURES

Seller will perform the following activities in connection with the design and installation of each Facility, to the extent necessary to cause such Facility to achieve Commencement of Operations:

•	Initial site visits and studies to assess site suitability, including but not limited to due diligence research with local Authorities Having Jurisdiction (AHJs) and utilities, site load validation, and utility locates. When necessary, title reports may be pulled, gas composition may be tested, and geotechnical studies may also be done.

•	Produce a complete set of construction drawings, either internally or in conjunction with an external design firm, in accordance with: local, state, and national codes; local electric and gas utility requirements; and site-specific or host customer requirements.

•	Procure all necessary permits and/or approvals as required by the local AHJs, including but not limited to Planning, Building, and Fire Departments.

•	Secure technical approval to interconnect with the local electric utility, and coordinate the electric interconnection agreement between the host customer and the local utility.

•	Engage the local gas utility to design the gas interconnection approach, and coordinate the gas contract for gas delivery to the Bloom system between the host customer and the local utility.

•	Secure a general contractor to build the site as designed, obtain final building department sign-off, and pass any other required inspections. Provide Bloom Energy-trained site supervision at key milestones during the construction process to ensure smooth inspections and a positive host customer experience.

•	Perform system commissioning once construction is complete and inspections are passed, ensuring the systems operate as intended and reach full power. Remedy any issues preventing full power prior to turning operation over to Bloom’s Service team.

•	Act as the interface with the host customer, securing all necessary design approvals and site access permissions, as well as coordinating construction schedules. Ensure primary personnel responsible for interfacing with Bloom’s system are educated in safety procedures. Deliver customer manuals and emergency procedures to the customer upon project completion, as well as any other close-out documentation required by the contract

Exhibit L-3

SCHEDULE 3.4

COMMISSIONING PROCEDURES

Seller will perform the following activities in connection with the commissioning of each Facility, to the extent necessary to cause such Facility to achieve Commencement of Operations:

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]:

•	[***]

•	[***]

•	[***]

[***] Confidential Treatment Requested

Schedule 3.4

SCHEDULE 4.2

OPERATION AND MAINTENANCE PROCEDURES

Seller will perform the following operation and maintenance activities for each Facility, to the extent necessary to cause such Facility to perform in accordance with the Warranty Specifications:

•	Annual maintenance activities:

•	Check Surge Protection Device and replace as necessary

•	Replace main blower filter element

•	Replace AC unit filter element if applicable

•	Replace auxiliary blower filter element

•	Remove any debris and vacuum inside of each cabinet

•	Remove any debris from the exterior of cabinets

•	Check all FCM hotbox enclosures for any leaking or cracks

•	Replace door filters

•	NG conditioning canister replacement

•	Site obligations:

•	An e-mail announcement of a service appointment will be sent to address(es) specified by the client informing of a service visit in advance of a service visit

•	Field Service personnel will sign in at a security office as required by client

•	Field Service personnel will safely and securely maintain and repair the systems as needed in accordance with our established and released procedures

•	Bloom HR and EH&S will work with clients to fulfill requirements for certification of drug testing, training, and other Environmental Health & Safety (EH&S) procedures

•	Site visit protocols:

•	Works with customers and Product Development to resolve issues

•	Provides detailed documentation for each maintenance element performed

•	Inspection of installed equipment to ensure peak performance

•	Inspection of all components to ensure proper operation within product and environmental specifications

•	Clearly and professionally interact with customer regarding status of site visits, performance of their systems and general fuel cell education

•	Spare Parts

•	Bloom Energy Product Support maintains a list of all spare parts including field replaceable units (FRUs) and consumables for each of its commercial products

Schedule 4.2-1

•	Spare parts are stocked in localized third party logistics depots in each service zone

•	The most common and most critical parts are stocked in each local depot and replenished on a weekly schedule

•	Parts not stocked in localized depots are dispatched from our Milpitas, CA warehouse via FedEx or other carriers and couriers

•	Failure Response Protocol:

•	Emergency Response Protocol:

•	Contact lists of BE personnel to be contacted during normal business hours and during off hours (24-7-365 emergency escalation path) are provided for each region where Energy Servers are located in order to remedy situations posing a risk to persons or property

•	Remote shutdown from Bloom RMCC if required

•	Emergency power off button provided onsite

•	Remote monitoring:

•	24/7/365 performance monitoring and control of fleet

•	1st level troubleshooting

•	Cross-functional interface with engineering, software, controls, quality

•	Optimize performance

•	Support new customer site start-ups

•	Customer performance analysis daily

•	Standards Compliance:

•	Complies with Rule 21 interconnection

•	ANSI/CSA FC 1: Stationary Fuel Cell Power Systems Safety

•	IEEE 1547 Standard for Interconnecting Distributed Resources with Electric Power Systems

•	NFPA 853 The Standard for Installation of Stationary Fuel Cell Power Systems

•	NFPA 70 The National Electrical Code

•	NFPA 54 The National Fuel Gas Code

•	Subcontracted Services. The following may in some cases be performed by subcontractors:

Schedule 4.2-2

•	Water DI system replenishment

•	STS and transfer switch maintenance and repair

•	Some annual maintenance and upgrade work

•	Filter delivery, replacement, removal

•	High Voltage transformer and switchgear maintenance

•	Circuit breaker and similar maintenance

•	Battery replacement

•	Some fuel cell module performance upgrades

•	NG conditioning canister replacement

•	Management Staff:

•	Customer Installations Group (CIG) Turnkey design, engineering, procurement, permitting and installation

•	Services Commissioning, operations and monitoring of servers

•	Customer Experience Interface with customer

•	PPA Operations Certain administrative duties

•	All Energy Servers are instrumented to securely record over 1000 data points per server and stored in a Data Historian that resides in a Secure Co-located Data Center and Backed Up for data recovery

•	CIG and Service employees are subject to drug tests, background checks and other screening protocols based on customer site requirements

•	Bloom Energy maintains a Code of Safe Practices and ensures that copies are provided to all applicable field service technicians and includes:

•	Injury and illness prevention program

•	Required Personal Protection Equipment (PPE)

•	Corporate EH&S Standard

•	Proper use of Powered Industrial Trucks

•	Contracted Crane Operations

•	Ladder safety program

•	Electrical Safety and Lock-Out Tag-Out (LOTO)

•	Fall protection

•	First Aid/CPR program

•	Contractor EH&S program

•	Bloom Energy Safety Commitment

Schedule 4.2-3

SCHEDULE 4.6

APPROVED MAJOR SERVICE PROVIDERS

Core States Group / CoreStates, Inc.

3401 Centre Lake Drive Suite 330

Ontario, CA 91761

909.467.8907

www.core-eng.com

Newco Construction of America, Inc.

17830 Front Street

Mount Dora, FL 32757

352-735-3877

www.newcoconstruction.com

PacifiCore Construction

1342 Bell Ave Suite 3A

Tustin, CA 91780

657-859-40505

www.pacificoreconstruction.com

Rubicon Professional Services

107 Tindall Road Suite #11

Middletown, NJ 07748

732-832-2975

www.RubiconPS.com

Schedule 4.6